Exhibit 99.1

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of ACCO Brands Corporation:

We have audited the accompanying consolidated balance sheets of ACCO Brands Corporation and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), cash flows, and stockholders' equity (deficit), for each of the years in the three-year period ended December 31, 2012. In connection with our audits of the consolidated financial statements, we also audited the related consolidated financial statement schedule, Schedule II - Valuation and Qualifying Accounts and Reserves. These consolidated financial statements and financial statement schedule are the responsibility of ACCO Brands Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ACCO Brands Corporation and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Chicago, Illinois
February 28, 2013, except as to note 21 and note 22, which are as of April 16, 2013

ACCO Brands Corporation and Subsidiaries
Consolidated Balance Sheets

	December 31, 2012	December 31, 2011
(in millions of dollars, except share data)
Assets
Current assets:
Cash and cash equivalents	$50.0	$121.2
Accounts receivable less allowances for discounts, doubtful accounts and returns of $19.3 and $13.9, respectively	498.7	269.5
Inventories	265.5	197.7
Deferred income taxes	31.1	7.6
Other current assets	29.0	26.9
Total current assets	874.3	622.9
Total property, plant and equipment	591.4	463.3
Less accumulated depreciation	(317.8)	(316.1)
Property, plant and equipment, net	273.6	147.2
Deferred income taxes	36.4	16.7
Goodwill	589.4	135.0
Identifiable intangibles, net of accumulated amortization of $123.3 and $102.3, respectively	646.6	130.4
Other assets	87.4	64.5
Total assets	$2,507.7	$1,116.7
Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Notes payable to banks	$1.2	$—
Current portion of long-term debt	0.1	0.2
Accounts payable	152.4	127.1
Accrued compensation	38.0	24.2
Accrued customer program liabilities	119.0	66.8
Accrued interest	6.3	20.2
Other current liabilities	112.4	67.6
Total current liabilities	429.4	306.1
Long-term debt	1,070.8	668.8
Deferred income taxes	165.0	85.6
Pension and post-retirement benefit obligations	119.8	106.1
Other non-current liabilities	83.5	12.0
Total liabilities	1,868.5	1,178.6
Stockholders’ deficit:
Stockholders' equity (deficit):
Preferred stock, $0.01 par value, 25,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized; 113,403,824 and 55,659,753 shares issued and 113,143,344 and 55,475,735 outstanding, respectively	1.1	0.6
Treasury stock, 260,480 and 184,018 shares, respectively	(2.5)	(1.7)
Paid-in capital	2,018.5	1,407.4
Accumulated other comprehensive loss	(156.1)	(131.0)
Accumulated deficit	(1,221.8)	(1,337.2)
Total stockholders' equity (deficit)	639.2	(61.9)
Total liabilities and stockholders' equity (deficit)	$2,507.7	$1,116.7

See notes to consolidated financial statements.

ACCO Brands Corporation and Subsidiaries
Consolidated Statements of Operations

	Year Ended December 31,
(in millions of dollars, except per share data)	2012	2011	2010
Net sales	$1,758.5	$1,318.4	$1,284.6
Cost of products sold	1,225.1	919.2	902.0
Gross profit	533.4	399.2	382.6
Operating costs and expenses:
Advertising, selling, general and administrative expenses	349.9	278.4	266.7
Amortization of intangibles	19.9	6.3	6.7
Restructuring charges (income)	24.3	(0.7)	(0.5)
Total operating costs and expenses	394.1	284.0	272.9
Operating income	139.3	115.2	109.7
Non-operating expense (income):
Interest expense, net	89.3	77.2	78.3
Equity in earnings of joint ventures	(6.9)	(8.5)	(8.3)
Other expense, net	61.3	3.6	1.2
Income (loss) from continuing operations before income tax	(4.4)	42.9	38.5
Income tax (benefit) expense	(121.4)	24.3	30.7
Income from continuing operations	117.0	18.6	7.8
Income (loss) from discontinued operations, net of income taxes	(1.6)	38.1	4.6
Net income	$115.4	$56.7	$12.4
Per share:
Basic income per share:
Income from continuing operations	$1.24	$0.34	$0.14
Income (loss) from discontinued operations	$(0.02)	$0.69	$0.08
Basic income per share	$1.23	$1.03	$0.23
Diluted income per share:
Income from continuing operations	$1.22	$0.32	$0.14
Income (loss) from discontinued operations	$(0.02)	$0.66	$0.08
Diluted income per share	$1.20	$0.98	$0.22
Weighted average number of shares outstanding:
Basic	94.1	55.2	54.8
Diluted	96.1	57.6	57.2

See notes to consolidated financial statements.

ACCO Brands Corporation and Subsidiaries
Consolidated Statements of Comprehensive Income (Loss)

	Year Ended December 31,
(in millions of dollars)	2012	2011	2010
Net income	$115.4	$56.7	$12.4
Other comprehensive income (loss), before tax:
Unrealized losses on derivative financial instruments:
Losses arising during the period	(0.2)	(0.3)	(3.1)
Reclassification adjustment for (income) losses included in net income	(1.9)	4.9	1.8
Foreign currency translation:
Foreign currency translation adjustments	(10.9)	(8.9)	11.0
Less: reclassification adjustment for sale of GBC Fordigraph Pty Ltd included in net income	—	(6.1)	—
Pension and other post-retirement plans:
Actuarial (loss) gain arising during the period	(21.1)	(46.3)	4.4
Amortization of actuarial loss and prior service cost included in net income	7.2	7.8	7.0
Other	(4.5)	0.9	3.0
Other comprehensive income (loss), before tax	(31.4)	(48.0)	24.1
Income tax expense related to items of other comprehensive income (loss)	6.3	3.1	(3.2)
Comprehensive income	$90.3	$11.8	$33.3

See notes to consolidated financial statements.

ACCO Brands Corporation and Subsidiaries
Consolidated Statements of Cash Flows

	Year Ended December 31,
(in millions of dollars)	2012	2011	2010
Operating activities
Net income	$115.4	$56.7	$12.4
Amortization of inventory step-up	13.3	—	—
Loss (gain) on disposal of assets	2.0	(40.4)	(1.5)
Deferred income tax provision	(9.9)	3.9	12.3
Release of tax valuation allowance	(145.1)	—	—
Depreciation	34.5	26.5	29.6
Other non-cash charges	2.3	0.1	0.7
Amortization of debt issuance costs and bond discount	9.9	8.2	6.3
Amortization of intangibles	19.9	6.4	6.9
Stock-based compensation	9.2	6.3	4.2
Loss on debt extinguishment	15.5	2.9	—
Changes in balance sheet items:
Accounts receivable	(153.8)	0.6	(18.5)
Inventories	61.8	5.4	(9.8)
Other assets	7.4	0.2	(5.1)
Accounts payable	(25.0)	16.8	14.8
Accrued expenses and other liabilities	30.1	(27.8)	(2.2)
Accrued income taxes	2.0	(1.1)	7.7
Equity in earnings of joint ventures, net of dividends received	3.0	(2.9)	(2.9)
Net cash (used) provided by operating activities	(7.5)	61.8	54.9
Investing activities
Additions to property, plant and equipment	(30.3)	(13.5)	(12.6)
Assets acquired	—	(1.4)	(1.1)
Proceeds (payments) from the sale of discontinued operations	1.5	53.5	(3.7)
Proceeds from the disposition of assets	3.1	1.4	2.5
Cost of acquisition, net of cash acquired	(397.5)	—	—
Net cash (used) provided by investing activities	(423.2)	40.0	(14.9)
Financing activities
Proceeds from long-term debt	1,270.0	0.1	1.5
Repayments of long-term debt	(872.0)	(63.0)	(0.2)
Borrowings (repayments) of short-term debt, net	1.2	—	(0.5)
Payments for debt issuance costs	(38.5)	—	(0.8)
Net payments for exercise of stock options	(0.6)	(0.2)	(0.1)
Net cash provided (used) by financing activities	360.1	(63.1)	(0.1)
Effect of foreign exchange rate changes on cash	(0.6)	(0.7)	(0.3)
Net (decrease) increase in cash and cash equivalents	(71.2)	38.0	39.6
Cash and cash equivalents
Beginning of period	121.2	83.2	43.6
End of period	$50.0	$121.2	$83.2
Cash paid during the year for:
Interest	$94.9	$71.9	$70.6
Income taxes	$28.8	$27.7	$13.9

	Year Ended December 31,
(in millions of dollars)	2012	2011	2010
Non-cash transactions
Common stock issued in conjunction with the Mead C&OP acquisition	$602.3	$—	$—

See notes to consolidated financial statements.

ACCO Brands Corporation and Subsidiaries
Consolidated Statements of Stockholders’ Equity (Deficit)

(in millions of dollars)	Common Stock	Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Accumulated Deficit	Total
Balance at December 31, 2009	$0.5	$1,397.0	$(107.0)	$(1.4)	$(1,406.3)	$(117.2)
Net loss	—	—	—	—	12.4	12.4
Loss on derivative financial instruments, net of tax	—	—	(0.5)	—	—	(0.5)
Translation impact	—	—	11.0	—	—	11.0
Pension and post-retirement adjustment, net of tax	—	—	10.4	—	—	10.4
Stock-based compensation activity	0.1	4.2	—	(0.1)	—	4.2
Other	—	(0.1)	—	—	—	(0.1)
Balance at December 31, 2010	0.6	1,401.1	(86.1)	(1.5)	(1,393.9)	(79.8)
Net income	—	—	—	—	56.7	56.7
Income on derivative financial instruments, net of tax	—	—	3.7	—	—	3.7
Translation impact	—	—	(15.0)	—	—	(15.0)
Pension and post-retirement adjustment, net of tax	—	—	(33.6)	—	—	(33.6)
Stock-based compensation activity	—	6.3	—	(0.2)	—	6.1
Balance at December 31, 2011	0.6	1,407.4	(131.0)	(1.7)	(1,337.2)	(61.9)
Net income	—	—	—	—	115.4	115.4
Stock issuance - Mead C&OP acquisition	0.5	601.8	—	—	—	602.3
Loss on derivative financial instruments, net of tax	—	—	(2.1)	—	—	(2.1)
Translation impact	—	—	(10.9)	—	—	(10.9)
Pension and post-retirement adjustment, net of tax	—	—	(12.1)	—	—	(12.1)
Stock-based compensation activity	—	9.4	—	(0.8)	—	8.6
Other	—	(0.1)	—	—	—	(0.1)
Balance at December 31, 2012	$1.1	$2,018.5	$(156.1)	$(2.5)	$(1,221.8)	$639.2
Shares of Capital Stock

	Common Stock	Treasury Stock	Net Shares
Shares at December 31, 2009	54,719,296	(147,105)	54,572,191
Stock issuances - stock based compensation	361,167	(10,575)	350,592
Shares at December 31, 2010	55,080,463	(157,680)	54,922,783
Stock issuances - stock based compensation	579,290	(26,338)	552,952
Shares at December 31, 2011	55,659,753	(184,018)	55,475,735
Stock issuances - stock based compensation	654,263	(76,462)	577,801
Stock issuance - Mead C&OP acquisition	57,089,808	—	57,089,808
Shares at December 31, 2012	113,403,824	(260,480)	113,143,344

See notes to consolidated financial statements.

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements

1. Basis of Presentation

The management of ACCO Brands Corporation is responsible for the accuracy and internal consistency of the preparation of the consolidated financial statements and notes contained in this annual report.

The consolidated financial statements include the accounts of ACCO Brands Corporation and its domestic and international subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation. Our investments in companies that are between 20% and 50% owned are accounted for using the equity method of accounting. ACCO Brands has equity investments in the following joint ventures: Pelikan-Artline Pty Ltd (“Pelikan-Artline”) - 50% ownership; and Neschen GBC Graphic Films, LCC (“Neschen”) - 50% ownership. Our share of earnings from equity investments is included on the line entitled “Equity in earnings of joint ventures” in the consolidated statements of operations. Companies in which our investment exceeds 50% have been consolidated.

On May 1, 2012, we completed the merger of the Mead Consumer and Office Products Business (“Mead C&OP”) with a wholly-owned subsidiary of the Company (the "Merger"). Accordingly, the results of Mead C&OP are included in our consolidated financial statements from the date of the Merger, May 1, 2012. For further information on the Merger see Note 3, Acquisitions.

As part of the inclusion of Mead C&OP's financial results with those of the Company, certain information technology costs associated with the manufacturing, procurement and distribution operations have been reclassified from advertising, selling, general and administrative expenses (SG&A) to cost of products sold. This was done to enable the financial results of the two businesses to be consistent and to better reflect those costs associated with the cost of products sold. All prior periods have been adjusted to make the results comparable. For the years ended December 31, 2011 and 2010 reclassified costs totaled $15.5 million and $14.6 million, respectively. These historical reclassifications were not material and have had no effect on net income.

We sold our GBC Fordigraph Pty Ltd (“GBC Fordigraph”) business to The Neopost Group as of May 31, 2011. This business was part of the ACCO Brands International segment. GBC Fordigraph is reported as a discontinued operation on the condensed consolidated statement of operations for all periods presented in this annual report. The cash flows from discontinued operations have not been separately classified on the accompanying consolidated statements of cash flows. For further information on the Company’s discontinued operations see Note 18, Discontinued Operations.

2. Significant Accounting Policies

Nature of Business

ACCO Brands is primarily involved in the manufacturing, marketing and distribution of office products; such as stapling, binding and laminating equipment and related consumable supplies, shredders and whiteboards; school products; such as notebooks, folders, decorative calendars, and stationery products; calendar products; and accessories for laptop and desktop computers, smartphones and tablets - selling primarily to large resellers. Our subsidiaries operate principally in the United States, Northern Europe, Canada, Brazil, Australia and Mexico.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents

Highly liquid investments with an original maturity of three months or less are included in cash and cash equivalents.

Allowances for Doubtful Accounts, Discounts and Returns

Trade receivables are recorded at the stated amount, less allowances for discounts, doubtful accounts and returns. The allowance for doubtful accounts represents estimated uncollectible receivables associated with potential customer defaults on

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

contractual obligations, usually due to customers’ potential insolvency. The allowances include amounts for certain customers where a risk of default has been specifically identified. In addition, the allowances includes a provision for customer defaults on a general formula basis when it is determined the risk of some default is probable and estimable, but cannot yet be associated with specific customers. The assessment of the likelihood of customer defaults is based on various factors, including the length of time the receivables are past due, historical experience and existing economic conditions.

The allowance for sales returns represents estimated uncollectible receivables associated with the potential return of products previously sold to customers, and is recorded at the time that the sales are recognized. The allowance includes a general provision for product returns based on historical trends. In addition, the allowance includes a reserve for currently authorized customer returns that are considered to be abnormal in comparison to the historical basis.

Inventories

Inventories are priced at the lower of cost (principally first-in, first-out with minor amounts at average) or market. A reserve is established to adjust the cost of inventory to its net realizable value. Inventory reserves are recorded for obsolete or slow-moving inventory based on assumptions about future demand and marketability of products, the impact of new product introductions and specific identification of items, such as product discontinuance or engineering/material changes. These estimates could vary significantly, either favorably or unfavorably, from actual requirements if future economic conditions, customer inventory levels or competitive conditions differ from expectations.

Property, Plant and Equipment

Property, plant and equipment are carried at cost. Depreciation is provided, principally on a straight-line basis, over the estimated useful lives of the assets. Gains or losses resulting from dispositions are included in operating income. Betterments and renewals, that improve and extend the life of an asset are capitalized; maintenance and repair costs are expensed. Purchased computer software is capitalized and amortized over the software’s useful life.

The following table shows estimated useful lives of property, plant and equipment:

Buildings	40 to 50 years
Leasehold improvements	Lesser of lease term or the life of the asset
Machinery, equipment and furniture	3 to 10 years

Long-Lived Assets

We test long-lived assets for impairment whenever events or changes in circumstances indicate that the assets’ carrying amount is not recoverable from its undiscounted cash flows. When such events occur, we compare the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group to the carrying amount of a long-lived asset or asset group. The cash flows are based on our best estimate at the time of future cash flow, derived from the most recent business projections. If this comparison indicates that there is impairment, the amount of the impairment is typically calculated using discounted expected future cash flows. The discount rate applied to these cash flows is based on our weighted average cost of capital, computed by selecting market rates at the valuation dates for debt and equity that are reflective of the risks associated with an investment in our industry as estimated by using comparable publicly traded companies.

Intangible Assets

Intangible assets are comprised primarily of indefinite-lived intangible assets acquired and purchased intangible assets arising from the application of purchase accounting. Indefinite-lived intangible assets are not amortized, but are evaluated annually to determine whether the indefinite useful life is appropriate. Indefinite-lived intangibles are tested for impairment on an annual basis and written down when impaired. An interim impairment test is performed if an event occurs or conditions change that would more likely than not reduce the fair value below the carrying value.

In addition, purchased intangible assets other than goodwill are amortized over their useful lives unless their lives are determined to be indefinite. Certain of our trade names have been assigned an indefinite life as we currently anticipate that these trade names will contribute cash flows to ACCO Brands indefinitely.

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

We review indefinite-lived intangibles for impairment annually, normally in the second quarter, and whenever market or business events indicate there may be a potential adverse impact on a particular intangible. We consider the implications of both external factors (e.g., market growth, pricing, competition, and technology) and internal factors (e.g., product costs, margins, support expenses, and capital investment) and their potential impact on cash flows for each business in both the near and long term, as well as their impact on any identifiable intangible asset associated with the business. Based on recent business results, consideration of significant external and internal factors, and the resulting business projections, indefinite-lived intangible assets are reviewed to determine whether they are likely to remain indefinite-lived, or whether a finite life is more appropriate. In addition, based on events in the period and future expectations, management considers whether the potential for impairment exists. Finite lived intangibles are amortized over 10, 15, 23 or 30 years.

As part of our review in the second quarter of 2012, $21.4 million of the value previously assigned to one of our legacy indefinite-lived trade names was changed to an amortizable intangible asset. The legacy indefinite-lived trade name was not impaired. The change was made in respect of decisions regarding our future use of the trade name. We commenced amortizing the trade name in June of 2012 on a prospective basis over a life of 30 years.

Goodwill

Goodwill has been recorded on our balance sheet and represents the excess of the cost of the acquisitions when compared to the fair value of the net assets acquired. We test goodwill for impairment at least annually, normally in the second quarter, and on an interim basis if an event or circumstance indicates that it is more likely than not that an impairment has been incurred. If the carrying amount of the goodwill exceeds its fair value, an impairment loss is recognized. During 2012, we adopted ASU No. 2011-08, Intangibles - Goodwill and Other (Topic 350): Testing Goodwill for Impairment. ASU No. 2011-08 permits entities to first assess qualitative factors to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test included in U.S. GAAP. Entities are not required to calculate the fair value of a reporting unit unless they determine that it is more likely than not that the fair value is less than the carrying amount. We concluded it was not necessary to apply the traditional two-step fair value quantitative impairment test in ASC 350 to any of our reporting units in 2012. When applying a fair-value-based test, estimates are made of the expected future cash flows to be derived from each reporting unit. The resulting fair value determination is significantly impacted by estimates of future prices for our products, capital needs, economic trends and other factors.

Given the current economic environment and the uncertainties regarding the impact on our business, there can be no assurance that our estimates and assumptions made for purposes of our qualitative impairment testing during 2012 will prove to be accurate predictions of the future. If our assumptions regarding forecasted revenue or margin growth rates of certain reporting units are not achieved, we may be required to record impairment charges in future periods, whether in connection with our next annual impairment testing in the second quarter of fiscal year 2013 or prior to that, if any such change constitutes a triggering event outside of the quarter from when the annual impairment test is performed. It is not possible at this time to determine if any such future impairment charge would result or, if it does, whether such charge would be material.

Employee Benefit Plans

We provide a range of benefits to our employees and retired employees, including pension, post-retirement, post-employment and health care benefits. We record annual amounts relating to these plans based on calculations, which include various actuarial assumptions, including discount rates, assumed rates of return on plan assets, compensation increases, turnover rates and health care cost trend rates. We review our actuarial assumptions on an annual basis and make modifications to the assumptions based on current rates and trends when it is deemed appropriate to do so. The effect of the modifications are generally recorded and amortized over future periods.

Income Taxes

Deferred tax liabilities or assets are established for temporary differences between financial and tax reporting bases and are subsequently adjusted to reflect changes in tax rates expected to be in effect when the temporary differences reverse. A valuation allowance is recorded to reduce deferred tax assets to an amount that is more likely than not to be realized. Facts and circumstances may change and cause us to revise the conclusions on our ability to realize certain net operating losses and other deferred tax attributes.

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

The amount of income taxes that we pay is subject to ongoing audits by federal, state and foreign tax authorities. Our estimate of the potential outcome of any uncertain tax position is subject to management’s assessment of relevant risks, facts and circumstances existing at that time. We believe that we have adequately provided for reasonably foreseeable outcomes related to these matters. However, our future results may include favorable or unfavorable adjustments to our estimated tax liabilities in the period the assessments are revised or resolved.

Revenue Recognition

We recognize revenue from product sales when earned, net of applicable provisions for discounts, returns and allowances. We consider revenue to be realized or realizable and earned when all of the following criteria are met: title and risk of loss have passed to the customer, persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collectability is reasonably assured. We also provide for our estimate of potential bad debt at the time of revenue recognition.

Cost of Products Sold

Cost of products sold includes all manufacturing, product sourcing and distribution costs, including depreciation related to assets used in the manufacturing, procurement and distribution process, allocation of certain information technology costs supporting those processes, inbound and outbound freight, shipping and handling costs, purchasing costs associated with materials and packaging used in the production processes.

Advertising, Selling, General and Administrative Expenses

Advertising, selling, general and administrative expenses include advertising, marketing, selling (including commissions), research and development, customer service, depreciation related to assets outside the manufacturing and distribution processes and all other general and administrative expenses outside the manufacturing and distribution functions (e.g., finance, human resources, information technology, etc.).

Customer Program Costs

Customer program costs include, but are not limited to, sales rebates which are generally tied to achievement of certain sales volume levels, in-store promotional allowances, shared media and customer catalog allowances and other cooperative advertising arrangements, and freight allowance programs. We generally recognizes customer program costs as a deduction to gross sales at the time that the associated revenue is recognized. Certain customer incentives that do not directly relate to future revenues are expensed when initiated.

In addition, accrued customer program liabilities principally include, but are not limited to, sales volume rebates, promotional allowances, shared media and customer catalog allowances and other cooperative advertising arrangements, and freight allowances as discussed above.

Shipping and Handling

We reflect all amounts billed to customers for shipping and handling in net sales and the costs incurred from shipping and handling product (including costs to ship and move product from the seller’s place of business to the buyer’s place of business, as well as costs to store, move and prepare products for shipment) in cost of products sold.

Warranty Reserves

We offer our customers various warranty terms based on the type of product that is sold. Estimated future obligations related to products sold under these warranty terms are provided by charges to operations in the period in which the related revenue is recognized.

Advertising Costs

Advertising costs amounted to $125.7 million, $98.1 million and $92.9 million for the years ended December 31, 2012, 2011 and 2010, respectively. These costs include, but are not limited to, cooperative advertising and promotional allowances as described in “Customer Program Costs” above, and are principally expensed as incurred.

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Research and Development

Research and development expenses, which amounted to $20.8 million, $20.5 million and $24.0 million for the years ended December 31, 2012, 2011 and 2010, respectively, are classified as general and administrative expenses and are charged to expense as incurred.

Stock-Based Compensation

Our primary types of share-based compensation consist of stock options, stock-settled appreciation rights, restricted stock unit awards, and performance stock unit awards. Stock-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as expense over the requisite service period. Where awards are made with non-substantive vesting periods (for example, where a portion of the award vests upon retirement eligibility), we estimate and recognize expense based on the period from the grant date to the date on which the employee is retirement eligible.

Foreign Currency Translation

Foreign currency balance sheet accounts are translated into U.S. dollars at the rates of exchange at the balance sheet date. Income and expenses are translated at the average rates of exchange in effect during the period. The related translation adjustments are made directly to a separate component of accumulated other comprehensive income (loss) in stockholders’ equity. Some transactions are made in currencies different from an entity’s functional currency. Gains and losses on these foreign currency transactions are included in income as they occur.

Derivative Financial Instruments

We recognize all derivatives as either assets or liabilities on the balance sheet and measures those instruments at fair value. If the derivative is designated as a fair value hedge and is effective, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings in the same period. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income (loss) and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings.

Certain forecasted transactions, assets and liabilities are exposed to foreign currency risk. We continually monitor our foreign currency exposures in order to maximize the overall effectiveness of our foreign currency hedge positions. Principal currencies hedged include the U.S. dollar, Euro, Australian dollar, Canadian dollar and Pound sterling.

Recent Accounting Pronouncements

In September 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (ASU) No. 2011-08, Intangibles - Goodwill and Other (Topic 350): Testing Goodwill for Impairment. ASU No. 2011-08 was issued to simplify the testing of goodwill for impairment by allowing an optional qualitative factors test to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test already included in ASC Topic 350. ASU No. 2011-08 is effective for annual and interim goodwill tests performed for fiscal years after December 15, 2011. We adopted the standard in 2012 and it did not have a significant impact on our consolidated financial statements or results of operations.

In July 2012, the FASB issued ASU No. 2012-02, Intangibles-Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment. The revised standard is intended to reduce the cost and complexity of testing indefinite-lived intangible assets other than goodwill for impairment. It allows companies to perform a qualitative assessment to determine whether further impairment testing of indefinite-lived intangible assets is necessary, similar in approach to the goodwill impairment test. It is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. We will adopt the standard, and it is expected to have no effect on the consolidated financial statements or results of operations.

In October 2012, the FASB issued ASU No. 2012-04, Technical Corrections and Improvements. The amendments in this ASU affect a wide range of topics, but are generally considered nonsubstantive in nature. It is effective for fiscal periods beginning

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

after December 15, 2012. We will adopt the standard, and it is expected to have no effect on the consolidated financial statements or results of operations.

In February 2013, the FASB issued ASU No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The revised standard is intended to improve the reporting of reclassifications out of accumulated other comprehensive income. It is effective for fiscal periods beginning after December 15, 2012. We will adopt the standard and its required disclosure.

3. Acquisitions
On May 1, 2012, the Company completed the Merger of Mead C&OP with a wholly-owned subsidiary of the Company. Mead C&OP is a leading manufacturer and marketer of school supplies, office products, and planning and organizing tools - including the Mead®, Five Star®, Trapper Keeper®, AT-A-GLANCE®, Cambridge®, Day Runner®, Hilroy, Tilibra and Grafons brands in the U.S., Canada and Brazil.
In the Merger, MeadWestvaco Corporation (“MWV”) shareholders received 57.1 million shares of the Company's common stock, or 50.5% of the combined company, valued at $602.3 million on the date of the Merger. After the transaction was completed we had 113.1 million common shares outstanding.
Under the terms of the Merger agreement, MWV established a new subsidiary (“Monaco SpinCo Inc.”) to which it conveyed Mead C&OP in return for a $460.0 million payment. The shares of Monaco SpinCo Inc. were then distributed to MWV's shareholders as a dividend. Immediately after the spin-off and distribution, a newly formed subsidiary of the Company merged with and into Monaco SpinCo Inc. and MWV shareholders effectively received in the stock dividend and subsequent conversion approximately one share of ACCO Brands common stock for every three shares of MWV they held. Fractional shares were paid in cash. The subsidiary company subsequently merged with Mead Products LLC (“Mead Products”), the surviving corporate entity, which is a wholly-owned subsidiary of ACCO Brands Corporation.
For accounting purposes, the Company is the acquiring enterprise. Accounting Standards Codification (“ASC”) Topic 805 “Business Combinations” requires the use of the purchase method of accounting for business combinations. In applying the purchase method, it is necessary to identify both the accounting acquiree and the accounting acquiror. In a business combination effected through an exchange of equity interests, such as the Merger, the entity that issues the shares (ACCO in this case) is generally the acquiring entity. In identifying the acquiring entity in a combination effected through an exchange of equity interests, however, all pertinent facts and circumstances must be considered, including the following:

•
The relative voting interests in the combined entity after the combination. In this case stockholders of MWV, the sole stockholder of Monaco SpinCo Inc., received 50.5% of the equity ownership and associated voting rights in ACCO.

•
The composition of the governing body of the combined entity . In this case the composition of the Board of Directors of ACCO is composed of the members of the Board of Directors of ACCO and two members, who were selected by MWV and approved by the ACCO Board of Directors.

•
The composition of the senior management of the combined entity. In this case, the senior management of ACCO is composed of the members of senior management of ACCO immediately prior to consummation of the Merger, along with an executive of MEAD C&OP.

ACCO’s management determined that ACCO is the accounting acquiror in this combination based on the facts and circumstances outlined above. Accordingly, the results of Mead C&OP are included in the Company's consolidated financial statements from the date of the Merger, May 1, 2012.
The purchase price, net of working capital adjustments and cash acquired, was $999.8 million. The consideration given included 57.1 million shares of ACCO Brands common stock, which were issued to MWV shareholders with a fair value of $602.3 million and a $460.0 million dividend paid to MWV. The calculation of consideration given for Mead C&OP was finalized during the fourth quarter of 2012 and is described in the following table.

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

(in millions, except per share price)	At May 1, 2012
Calculated consideration for Mead C&OP:
Outstanding shares of ACCO Brands common stock(1)	56.0
Multiplier needed to calculate shares to be issued(2)	1.0202020202
Number of shares issued to MWV shareholders	57.1
Closing price per share of ACCO Brands common stock(3)	$10.55
Value of common shares issued	$602.3
Plus:
Dividend paid to MWV	460.0
Less:
Working capital adjustment(4)	(30.5)
Consideration for Mead C&OP	$1,031.8

(1) Represents the number of shares of the Company's common stock as of May 1, 2012.
(2) Represents MWV shareholders' negotiated ownership percentage in ACCO Brands of 50.5% divided by the 49.5% that was owned by ACCO Brands shareholders upon completion of the Merger.
(3) Represents the closing price per share of the Company's stock as of April 30, 2012.
(4) Represents the difference between the target net working capital and the closing net working capital as of April 30, 2012.
The following table presents the preliminary allocation of the purchase price to the fair values of the assets acquired and liabilities assumed at the date of acquisition.

(in millions of dollars)	At May 1, 2012
Calculation of Goodwill:
Consideration given for Mead C&OP	$1,031.8
Cash acquired	(32.0)
Net purchase price	$999.8
Plus fair value of liabilities assumed:
Accounts payable and accrued liabilities	103.8
Current and non-current deferred tax liabilities	207.8
Other non-current liabilities	72.8
Fair value of liabilities assumed	$384.4

Less fair value of assets acquired:
Accounts receivable	73.3
Inventory	143.5
Property, plant and equipment	136.6
Identifiable intangibles	543.2
Other assets	24.2
Fair value of assets acquired	$920.8

Goodwill	$463.4

We are continuing our review of our fair value estimate of assets acquired and liabilities assumed during the measurement period, which will conclude as soon as we receive the information we are seeking about facts and circumstances that existed as of the acquisition date, or learn that more information is not available. This measurement period will not exceed one year from

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

the acquisition date. The excess of the purchase price over the preliminary fair value of net assets acquired has been allocated to goodwill in the amount of $463.4 million.

The final determination of the fair values and resulting goodwill may differ significantly from what is reflected above. Our fair value estimate of assets acquired and liabilities assumed is pending review and completion of several elements. The primary areas that are not yet finalized relate to on-going legal disputes, income and non-income related taxes and the fair value of contingent assets or liabilities. Accordingly, there could be material adjustments to our consolidated financial statements.

In connection with our May 1, 2012 acquisition of Mead C&OP, we assumed all of the tax liabilities for the acquired foreign operations. In December of 2012, the Federal Revenue Department of the Ministry of Finance of Brazil ("FRD") issued a tax assessment against our newly acquired indirect subsidiary, Tilibra Produtos de Papelaria Ltda. ("Tilibra"), which challenged the goodwill recorded in connection with the 2004 acquisition of Tilibra. This assessment denied the deductibility of that goodwill from Tilibra's taxable income for the year 2007. The assessment seeks a payment of approximately R$26.9 million ($13.2 million based on current exchange rates) of tax, penalties and interest.

In January of 2013, Tilibra filed a protest disputing the tax assessment at the first administrative level of appeal within the FRD. We believe that we have meritorious defenses and intend to vigorously contest this matter, however, there can be no assurances that we will ultimately prevail. We are in the early stages of the process to challenge the FRD's tax assessment, and the ultimate outcome will not be determined until the Brazilian tax appeal process is complete, which is expected to take many years. In addition, Tilibra's 2008-2012 tax years remain open and subject to audit, and there can be no assurances that we will not receive additional tax assessments regarding the goodwill deducted for the Tilibra acquisition for one or more of those years, which could increase the Company's exposure to a total of approximately $44.5 million (based on current exchange rates), including interest and penalties which have accumulated to date. If the FRD's initial position is ultimately sustained, the amount assessed would adversely affect our reported cash flow in the year of settlement.

Because there is no settled legal precedent on which to base a definitive opinion as to whether we will ultimately prevail, the Company considers the outcome of this dispute to be uncertain. Since it is not more likely than not that we will prevail, in the fourth quarter of 2012, we recorded a reserve in the amount of $44.5 million in consideration of this matter, of which $43.3 million was recorded as an adjustment to the allocation of the purchase price for the fair value of non-current liabilities assumed as of the acquisition date and was recorded as an increase to goodwill. In addition, the Company will continue to accrue interest related to this matter until such time as the outcome is known or until evidence is presented that we are more likely than not to prevail. During 2012, the Company accrued $1.2 million of additional interest that has accumulated since the date of the acquisition as a charge to current income tax expense.

Acquisition-related costs of $14.5 million that were incurred during the twelve months ended December 31, 2012, and $5.6 million that were expensed during 2011, were classified as Selling, General and Administrative expenses.
Had the acquisition occurred on January 1, 2011, unaudited pro forma consolidated results for the twelve month periods ending December 31, 2012 and 2011 would have been as follows:

	Twelve Months Ended December 31,
(in millions of dollar, except per share data)	2012	2011
Net sales	$1,895.0	$2,064.0
Income from continuing operations	60.4	116.7
Income from continuing operations per common share (diluted)	$0.53	$1.03
The pro forma amounts above are not necessarily indicative of the results that would have occurred if the acquisition had been completed on January 1, 2011. The pro forma amounts are based on the historical results of operations, and are adjusted for depreciation and amortization of finite-lived intangibles and property, plant and equipment, and other charges related to acquisition accounting. The pro forma results of operations for the twelve months ended December 31, 2011 have also been adjusted to include certain transaction and financing related costs in the first year of combined reporting. These 2011 adjustments include: amortization of the purchase accounting step-up in inventory cost of $13.3 million, transaction costs related to the Merger of $20.1 million and expenses of $88.0 million related to the Company's refinancing completed on May 1, 2012. Also included is $101.9 million for the release of the U.S. tax valuation allowance as if the Company began providing a tax benefit on U.S. losses beginning January 1, 2011.

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

4. Long-term Debt and Short-term Borrowings
Notes payable and long-term debt consisted of the following as of December 31, 2012 and 2011:

(in millions of dollars)	2012	2011
U.S. Dollar Senior Secured Term Loan B, due May 2019 (floating interest rate of 4.25% at December 31, 2012)	$326.8	$—
U.S. Dollar Senior Secured Term Loan A, due May 2017 (floating interest rate of 3.32% at December 31, 2012)	220.8	—
Canadian Dollar Senior Secured Term Loan A, due May 2017 (floating interest rate of 4.26% at December 31, 2012)	21.8	—
Senior Unsecured Notes, due May 2020 (fixed interest rate of 6.75%)	500.0	—
Senior Secured Notes, due March 2015, net of discount (fixed interest rate of 10.625%)	—	420.9	(1)
U.S. Dollar Senior Subordinated Notes, due August 2015 (fixed interest rate of 7.625%)	—	246.3
Other borrowings	2.7	1.8
Total debt	1,072.1	669.0
Less: current portion	(1.3)	(0.2)
Total long-term debt	$1,070.8	$668.8

(1)	Net of unamortized original issue discount of $4.2 million as of December 31, 2011.
As of December 31, 2012, there were no borrowings under the $250 million senior secured revolving credit facility. The amount available for borrowings was $238.5 million (allowing for $11.5 million of letters of credit outstanding on that date).
On May 1, 2012 we entered into a refinancing in conjunction with the Merger. The refinancing reduced our effective interest rate while increasing our borrowing capacity and extending the maturities of our credit facilities.
The new credit facilities and notes are as follows:

•	$250 million of U.S. Dollar Senior Secured Revolving Credit Facilities due May 2017

•	$285 million of U.S. Dollar Senior Secured Term Loan A due May 2017

•	C$34.5 million of Canadian Dollar Senior Secured Term Loan A due May 2017

•	$450 million of U.S. Dollar Senior Secured Term Loan B due May 2019

•	$500 million of U.S. Dollar Senior Unsecured Notes due May 2020
Interest rates under the senior secured term loans are based on the London Interbank Offered Rate ("LIBOR"). The range of borrowing costs under the pricing grid is LIBOR plus 3.00% for the Term A loans and LIBOR plus 3.25% with a LIBOR rate floor of 1.00% for the Term B loans. The senior secured credit facilities had a weighted average interest rate of 3.89% as of December 31, 2012 and the senior unsecured notes have an interest rate of 6.75%.
In addition on May 1, 2012 we repurchased or discharged all of our outstanding senior secured notes of $425.1 million, due March 2015, for $464.7 million including a premium and related fees of $39.6 million. On May 4, 2012 we redeemed all of our outstanding senior subordinated notes of $246.3 million, due August 2015, for $252.6 million including a premium of $6.3 million. We also terminated our senior secured asset-based revolving credit facility of $175.0 million, which was undrawn as of May 1, 2012. Associated with these transactions were $15.5 million in write-offs for original issue discount and debt origination costs.
In conjunction with our refinancing, we paid $38.5 million in additional bank, legal and advisory fees associated with our new credit facilities. These fees were capitalized and are being amortized over the life of the credit facilities and senior unsecured notes.
During 2012, we voluntarily repaid $64.2 million of our U.S. Dollar Senior Secured Term Loan A, $12.9 million of our Canadian Dollar Senior Secured Term Loan A and $123.2 million of our U.S. Dollar Senior Secured Term Loan B.
During 2011, we repurchased $34.9 million of our Senior Secured Notes and $25.0 million of our Senior Subordinated Notes. We paid a $3.0 million premium on the repurchase of our Senior Secured Notes, which was included in Other expense, net in the Consolidated Statements of Operations.

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Loan Covenants
We must meet certain restrictive financial covenants as defined under the senior secured credit facilities. The covenants become more restrictive over time and require us to maintain certain ratios related to consolidated leverage and consolidated interest coverage. We are also subject to certain customary restrictive covenants under the senior unsecured notes.
The table below sets forth the financial covenant ratio levels under the senior secured credit facilities:

	Maximum Consolidated Leverage Ratio(1)	Minimum - Interest Coverage Ratio(2)
May 1, 2012 to December 31, 2012	4.50:1.00	3.00:1.00
January 1, 2013 to December 31, 2013	4.25:1.00	3.00:1.00
January 1, 2014 to December 31, 2014	4.00:1.00	3.25:1.00
January 1, 2015 to December 31, 2015	3.75:1.00	3.25:1.00
January 1, 2016 and thereafter	3.50:1.00	3.50:1.00

(1)
The leverage ratio is computed by dividing our net indebtedness by the cumulative four-quarter-trailing EBITDA, which excludes transaction, restructuring, integration and other charges up to certain limits as well as other adjustments as defined under the senior secured credit facilities.

(2)
The interest coverage ratio for any period is the cumulative four-quarter-trailing EBITDA, for the Company, for such period, adjusted as provided in (1), divided by cash interest expense for the Company for such period and other adjustments, all as defined under the senior secured credit facilities.

The senior secured credit facilities contain customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults and cross-accelerations, certain bankruptcy or insolvency events, certain ERISA-related events, changes in control or ownership, and invalidity of any loan document.

The indenture governing the senior unsecured notes does not contain financial performance covenants. However, that indenture does contain covenants that limit, among other things, our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on our capital stock or repurchase our capital stock;

•	enter into or permit to exist contractual limits on the ability of our subsidiaries to pay dividends to the Company;

•	enter into certain transactions with affiliates;

•	make investments;

•	create liens; and

•	sell certain assets or merge with or into other companies.

Certain of these covenants will be subject to suspension when and if the notes are rated at least “BBB–” by Standard & Poor’s or at least “Baa3” by Moody’s. Each of the covenants is subject to a number of important exceptions and qualifications.
Guarantees and Security

Obligations under the senior secured credit facilities are irrevocably and unconditionally guaranteed, jointly and severally, by certain of our existing and future domestic subsidiaries. In the case of the obligations of ACCO Brands Canada its senior secured term loan A is guaranteed by its future subsidiaries and by the Company's other existing and future Canadian subsidiaries.

The senior unsecured notes are irrevocably and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of our existing and future domestic subsidiaries other than certain excluded subsidiaries. The senior unsecured notes and the related guarantees will rank equally in right of payment with all of the existing and future senior debt of the Company, Mead Products and the guarantors, senior in right of payment to all of the existing and future subordinated debt of the Company, Mead Products and the guarantors, and effectively subordinated to all of the existing and future secured indebtedness of the Company, Mead Products and the guarantors to the extent of the value of the assets securing such indebtedness. The senior unsecured notes and the guarantees are and structurally subordinated to all existing and future liabilities, including trade payables, of each of the Company's and Mead Products’ subsidiaries that do not guarantee the notes.

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Compliance with Loan Covenants
As of and for the year ended December 31, 2012, we were in compliance with all applicable loan covenants.

5. Pension and Other Retiree Benefits

We have a number of pension plans, principally in the U.K. and the U.S. The plans provide for payment of retirement benefits, mainly commencing between the ages of 60 and 65, and also for payment of certain disability and severance benefits. After meeting certain qualifications, an employee acquires a vested right to future benefits. The benefits payable under the plans are generally determined on the basis of an employee’s length of service and earnings. Cash contributions to the plans are made as necessary to ensure legal funding requirements are satisfied.

The Company provides post-retirement health care and life insurance benefits to certain employees and retirees in the U.S. and certain employee groups outside of the U.S. These benefit plans for ACCO Brands legacy employees have been frozen to new participants. Many employees and retirees outside of the U.S. are covered by government health care programs.

On January 20, 2009, the Company’s Board of Directors approved plan amendments to temporarily freeze our ACCO Brands legacy U.S. pension and non-qualified supplemental retirement plans effective March 7, 2009. No additional benefits will accrue under these plans after that date until further action by the Board of Directors. On September 30, 2012 our U.K. pension plan was frozen.

The Merger with Mead C&OP has added additional pension and post-retirement plans in the U.S. and Canada. In the U.S. we have added a pension plan for certain bargained hourly employees of Mead C&OP. In Canada we have assumed the Mead C&OP pension and post-retirement plans for its Canadian employees.

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

The following table sets forth our defined benefit pension plans and other post-retirement benefit plans funded status and the amounts recognized in our consolidated balance sheets:

	Pension Benefits				Post-retirement
	U.S.		International
(in millions of dollars)	2012	2011	2012	2011	2012	2011
Change in projected benefit obligation (PBO)
Projected benefit obligation at beginning of year	$171.9	$162.5	$284.6	$268.3	$13.4	$13.3
Service cost	1.2	—	2.1	2.1	0.2	0.2
Interest cost	8.4	8.6	14.3	14.7	0.6	0.6
Actuarial loss	19.9	9.5	30.7	14.2	0.1	—
Participants’ contributions	—	—	0.8	0.9	0.2	0.2
Benefits paid	(12.2)	(8.7)	(13.2)	(13.0)	(0.8)	(0.9)
Curtailment gain	—	—	—	(0.6)	—	—
Foreign exchange rate changes	—	—	13.6	(2.0)	0.2	—
Other items	0.7	—	(0.4)	—	—	—
Mead C&OP acquisition	1.8	—	28.5	—	2.1	—
Projected benefit obligation at end of year	191.7	171.9	361.0	284.6	16.0	13.4
Change in plan assets
Fair value of plan assets at beginning of year	119.1	124.8	242.7	242.3	—	—
Actual return on plan assets	19.8	(3.2)	35.5	7.0	—	—
Employer contributions	8.7	6.2	9.9	6.6	0.6	0.7
Participants’ contributions	—	—	0.8	0.9	0.2	0.2
Benefits paid	(12.2)	(8.7)	(13.2)	(13.0)	(0.8)	(0.9)
Foreign exchange rate changes	—	—	11.8	(1.1)	—	—
Mead C&OP acquisition	—	—	24.4	—	—	—
Fair value of plan assets at end of year	135.4	119.1	311.9	242.7	—	—
Funded status (Fair value of plan assets less PBO)	$(56.3)	$(52.8)	$(49.1)	$(41.9)	$(16.0)	$(13.4)
Amounts recognized in the consolidated balance sheet consist of:
Other current liabilities	$—	$0.2	$0.5	$0.6	$1.1	$1.2
Accrued benefit liability(1)	56.3	52.6	48.6	41.3	14.9	12.2
Components of accumulated other comprehensive income, net of tax:
Unrecognized prior service cost	0.4	—	(0.2)	0.4	—	—
Unrecognized actuarial loss (gain)	57.8	56.1	74.2	62.2	(1.1)	(2.6)

(1)
Pension and post-retirement liabilities of $119.8 million as of December 31, 2012, increased from $106.1 million as of December 31, 2011, due to lower discount rates compared to prior year assumptions, partially offset by the over performance of the assets of the pension plans compared to the expected long-term rate of return of the assets of the pension plans.

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Of the amounts included within accumulated other comprehensive income (loss), we expect to recognize the following pre-tax amounts as components of net periodic benefit cost during 2013:

	Pension Benefits		Post-retirement
(in millions of dollars)	U.S.	International
Prior service cost	$0.1	$—	$—
Actuarial loss (gain)	9.6	2.5	(0.7)
	$9.7	$2.5	$(0.7)

All of our plans have projected benefit obligations in excess of plan assets.

The accumulated benefit obligation for all defined benefit pension plans was $536.2 million and $443.6 million at December 31, 2012 and 2011, respectively.

The following table sets out information for pension plans with an accumulated benefit obligation in excess of plan assets:

	U.S.		International
(in millions of dollars)	2012	2011	2012	2011
Projected benefit obligation	$191.7	$171.9	$349.6	$272.8
Accumulated benefit obligation	189.8	171.9	335.3	260.2
Fair value of plan assets	135.4	119.1	300.6	230.9

The components of net periodic benefit cost for pension and post-retirement plans for the years ended December 31, 2012, 2011, and 2010, respectively, were as follows:

	Pension Benefits						Post-retirement
	U.S.			International
(in millions of dollars)	2012	2011	2010	2012	2011	2010	2012	2011	2010
Service cost	$1.2	$—	$—	$2.1	$2.1	$2.3	$0.2	$0.2	$0.2
Interest cost	8.4	8.6	8.9	14.3	14.7	14.6	0.6	0.6	0.7
Expected return on plan assets	(10.4)	(10.7)	(10.4)	(16.2)	(16.0)	(15.1)	—	—	—
Amortization of prior service cost	—	—	—	0.4	0.2	0.1	—	—	—
Amortization of net loss (gain)	6.2	4.3	3.0	2.2	3.9	4.8	(1.6)	(0.6)	(0.9)
Curtailment	—	—	—	—	(0.2)	—	—	—	—
Settlement loss	0.7	—	—	—	—	—	—	—	—
Net periodic benefit cost	$6.1	$2.2	$1.5	$2.8	$4.7	$6.7	$(0.8)	$0.2	$—

During the second quarter of 2012, due to of the Merger, we settled the Amended and Restated ACCO Brands Corporation Supplemental Retirement Plan (the "SRP"), which resulted in a settlement charge of $0.7 million. The SRP provided that the accrued vested benefit of each participant be paid in an actuarial equivalent lump sum upon the occurrence of a change of control (as defined in the SRP).

During the first quarter of 2012, we changed the amortization of our net loss included in accumulated other comprehensive income (loss) for our U.K. pension plan from the average remaining service period of active employees expected to receive benefits under the plan to the average remaining life expectancy of the inactive participants. This change was the result of decreases in plan participation resulting in substantially all of the participants now being inactive. This change reduced the net periodic benefit cost by approximately $3.3 million for the year ended December 31, 2012.

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Other changes in plan assets and benefit obligations that were recognized in other comprehensive income (loss) during the years ended December 31, 2012, 2011, and 2010 were as follows:

	Pension Benefits						Post-retirement
	U.S.			International
(in millions of dollars)	2012	2011	2010	2012	2011	2010	2012	2011	2010
Current year actuarial loss (gain)	$9.6	$23.5	$(0.2)	$11.4	$22.8	$(4.2)	$0.1	$—	$—
Amortization of actuarial (loss) gain	(6.2)	(4.3)	(3.0)	(2.2)	(3.9)	(4.8)	1.6	0.6	0.9
Current year prior service cost (income)	0.8	—	—	(0.3)	—	—	—	—	—
Amortization of prior service cost	—	—	—	(0.4)	(0.2)	(0.1)	—	—	—
Exchange rate adjustment	—	—	—	4.1	(1.0)	(3.2)	(0.1)	—	0.1
Total recognized in other comprehensive income (loss)	$4.2	$19.2	$(3.2)	$12.6	$17.7	$(12.3)	$1.6	$0.6	$1.0
Total recognized in net periodic benefit cost and other comprehensive income (loss)	$10.3	$21.4	$(1.7)	$15.4	$22.4	$(5.6)	$0.8	$0.8	$1.0

Assumptions
Weighted average assumptions used to determine benefit obligations for the years ended December 31, 2012, 2011, and 2010 were as follows:

	Pension Benefits						Post-retirement
	U.S.			International
	2012	2011	2010	2012	2011	2010	2012	2011	2010
Discount rate	4.2%	5.0%	5.5%	4.3%	4.7%	5.4%	4.0%	4.5%	5.0%
Rate of compensation increase	N/A	N/A	N/A	4.0%	3.6%	4.4%	—	—	—
Weighted average assumptions used to determine net cost for the years ended December 31, 2012, 2011, and 2010 were as follows:

	Pension Benefits						Post-retirement
	U.S.			International
	2012	2011	2010	2012	2011	2010	2012	2011	2010
Discount rate	5.0%	5.5%	5.9%	4.7%	5.4%	5.8%	4.5%	5.0%	5.9%
Expected long-term rate of return	8.2%	8.2%	8.2%	6.2%	6.4%	6.8%	—	—	—
Rate of compensation increase	N/A	N/A	N/A	3.6%	4.4%	4.5%	—	—	—

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Weighted average health care cost trend rates used to determine post-retirement benefit obligations and net cost as of December 31, 2012, 2011, and 2010 were as follows:

	Post-retirement Benefits
	2012	2011	2010
Health care cost trend rate assumed for next year	7%	7%	8%
Rate that the cost trend rate is assumed to decline (the ultimate trend rate)	5%	5%	5%
Year that the rate reaches the ultimate trend rate	2020	2020	2020
Assumed health care cost trend rates may have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage-	1-Percentage-
(in millions of dollars)	Point Increase	Point Decrease
Increase (decrease) on total of service and interest cost	$0.1	$(0.2)
Increase (decrease) on post-retirement benefit obligation	1.6	(1.4)
Plan Assets
The investment strategy for the Company is to optimize investment returns through a diversified portfolio of investments, taking into consideration underlying plan liabilities and asset volatility. Each plan has a different target asset allocation, which is reviewed periodically and is based on the underlying liability structure. The target asset allocation for our U.S. plan is 65% in equity securities, 20% in fixed income securities and 15% in alternative assets. The target asset allocation for non-U.S. plans is set by the local plan trustees.

Our pension plan weighted average asset allocations as of December 31, 2012 and 2011 were as follows:

	2012		2011
	U.S.	International	U.S.	International
Asset category
Equity securities	64%	47%	63%	48%
Fixed income	30	39	32	42
Real estate	—	4	—	4
Other(1)	6	10	5	6
Total	100%	100%	100%	100%

(1)	Insurance contracts, multi-strategy hedge funds and cash and cash equivalents for certain of our plans.

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

U.S. Pension Plan Assets

Fair value measurements of our U.S. pension plan assets by asset category as of December 31, 2012 were as follows:

(in millions of dollars)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value as of December 31, 2012
Common stocks	$8.1	$—	$—	$8.1
Mutual funds	79.1	—	—	79.1
Common collective trust funds	—	8.0	—	8.0
Government debt securities	—	4.4	—	4.4
Corporate debt securities	—	11.2	—	11.2
Asset-backed securities	—	8.6	—	8.6
Multi-strategy hedge funds	—	6.2	—	6.2
Government mortgage-backed securities	—	4.2	—	4.2
Collateralized mortgage obligations, mortgage backed securities, and other	—	5.6	—	5.6
Total	$87.2	$48.2	$—	$135.4

Fair value measurements of our U.S. pension plan assets by asset category as of December 31, 2011 were as follows:

(in millions of dollars)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value as of December 31, 2011
Common stocks	$6.9	$—	$—	$6.9
Mutual funds	68.3	—	—	68.3
Government debt securities	—	10.9	—	10.9
Corporate debt securities	—	8.0	—	8.0
Asset-backed securities	—	7.8	—	7.8
Multi-strategy hedge funds	—	5.4	—	5.4
Government mortgage-backed securities	—	4.0	—	4.0
Common collective trust funds, collateralized mortgage obligations, mortgage backed securities, and other fixed income securities	—	7.8	—	7.8
Total	$75.2	$43.9	$—	$119.1

Mutual funds and common stocks: The fair values of mutual fund and common stock fund investments are determined by obtaining quoted prices on nationally recognized securities exchanges (level 1 inputs).

Debt securities: Fixed income securities, such as corporate and government bonds, collateralized mortgage obligations, asset-backed securities, and other debt securities are valued using quotes from independent pricing vendors based on recent trading activity and other relevant information, including market interest rate curves, referenced credit spreads, and estimated prepayment rates, where applicable (level 2 inputs).

Multi-strategy hedge funds: The fair values of participation units held in multi-strategy hedge funds are based on their net asset values, as reported by the managers of the funds and are based on the daily closing prices of the underlying investments (level 2 inputs).

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Common collective trusts: The fair values of participation units held in common collective trusts are based on their net asset values, as reported by the managers of the common collective trusts and as supported by the unit prices of actual purchase and sale transactions occurring as of or close to the financial statement date (level 2 inputs).

International Pension Plans Assets

Fair value measurements of our international pension plans assets by asset category as of December 31, 2012 were as follows:

(in millions of dollars)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value as of December 31, 2012
Cash and cash equivalents	$4.3	$—	$—	$4.3
Equity securities	130.5	15.8	—	146.3
Corporate debt securities	—	103.6	—	103.6
Multi-strategy hedge funds	—	15.0	—	15.0
Insurance contracts	—	12.2	—	12.2
Other debt securities	—	10.3	—	10.3
Real estate	—	9.9	1.0	10.9
Government debt securities	—	9.3	—	9.3
Total	$134.8	$176.1	$1.0	$311.9

Fair value measurements of our international pension plans assets by asset category as of December 31, 2011 were as follows:

(in millions of dollars)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value as of December 31, 2011
Cash and cash equivalents	$3.2	$—	$—	$3.2
Equity securities	116.6	—	—	116.6
Corporate debt securities	—	82.6	—	82.6
Real estate	—	10.0	—	10.0
Insurance contracts	—	9.7	—	9.7
Other debt securities	—	9.7	—	9.7
Government debt securities	—	9.0	—	9.0
Multi-strategy hedge funds	—	1.9	—	1.9
Total	$119.8	$122.9	$—	$242.7

Equity securities: The fair values of equity securities are determined by obtaining quoted prices on nationally recognized securities exchanges (level 1 inputs).

Debt securities: Fixed income securities, such as corporate and government bonds and other debt securities consisting of index linked securities. These debt securities are valued using quotes from independent pricing vendors based on recent trading activity and other relevant information, including market interest rate curves, referenced credit spreads, and estimated prepayment rates, where applicable (level 2 inputs).

Real estate: Real estate, exclusive of the Canadian plan, consists of managed real estate investment trust securities (level 2 inputs). Real estate in the Canadian plan was acquired in the Merger of Mead C&OP and the properties are appraised by a third party on an annual basis (level 3 inputs). There have been no substantial purchases or gain/losses since the Merger.

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Insurance contracts: Valued at contributions made, plus earnings, less participant withdrawals and administrative expenses, which approximate fair value (level 2 inputs).

Multi-strategy hedge funds: The fair values of participation units held in multi-strategy hedge funds are based on their net asset values, as reported by the managers of the funds and are based on the daily closing prices of the underlying investments (level 2 inputs).

Cash Contributions

We contributed $19.2 million to our defined benefit plans in 2012, including $3.3 million for the settlement of the SRP.

We expect to contribute $14.3 million to our defined benefit plans in 2013.

The following table presents estimated future benefit payments for the next ten fiscal years:

	Pension	Post-retirement
(in millions of dollars)	Benefits	Benefits
2013	$21.5	$1.1
2014	$22.3	$1.2
2015	$22.7	$1.1
2016	$23.3	$1.1
2017	$24.0	$1.1
Years 2018 — 2022	$125.8	$4.9

We also sponsor a number of defined contribution plans. Contributions are determined under various formulas. Costs related to such plans amounted to $8.0 million, $6.6 million and $6.1 million for the years ended December 31, 2012, 2011, and 2010, respectively. The $1.4 million increase in defined contribution plan costs in 2012 compared to 2011 was due to the Merger with Mead C&OP.

6. Stock-Based Compensation

We have two share-based compensation plans under which a total of 15,665,000 shares may be issued under awards to key employees and non-employee directors.

The following table summarizes the impact of all stock-based compensation expense on our consolidated statements of operations for the years ended December 31, 2012, 2011 and 2010.

(in millions of dollars)	2012	2011	2010
Advertising, selling, general and administrative expense	$9.2	$6.3	$4.2
Income from continuing operations before income tax	9.2	6.3	4.2
Income tax expense	3.3	0.2	0.2
Net income	$5.9	$6.1	$4.0

There was no capitalization of stock based compensation expense.

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Stock-based compensation expense by award type (including stock options, stock-settled appreciation rights (“SSARs”), restricted stock units (“RSUs”) and performance stock units (“PSUs”)) for the years ended December 31, 2012, 2011 and 2010 are as follows:

(in millions of dollars)	2012	2011	2010
Stock option compensation expense	$1.8	$0.6	$0.4
SSAR compensation expense	0.1	0.2	0.2
RSU compensation expense	3.9	3.0	2.8
PSU compensation expense	3.4	2.5	0.8
Total stock-based compensation	$9.2	$6.3	$4.2

Stock Option and SSAR Awards

The exercise price of each stock option and SSAR equals or exceeds the fair market price of our stock on the date of grant. Options/SSARs can generally be exercised over a maximum term of up to seven years. Stock options/SSARs outstanding as of December 31, 2012 generally vest ratably over three years. There were no SSAR or option awards issued during 2010. During 2011 and 2012, we granted only option awards. The fair value of each option/SSAR grant is estimated on the date of grant using the Black-Scholes option-pricing model using the weighted average assumptions as outlined in the following table:

	Year Ended December 31,
	2012		2011
Weighted average expected lives	4.5	years	4.5	years
Weighted average risk-free interest rate	0.75%		1.65%
Weighted average expected volatility	55.7%		50.7%
Expected dividend yield	0.0%		0.0%
Weighted average grant date fair value	$5.41		$3.85

We have utilized historical volatility for a pool of peer companies for a period of time that is comparable to the expected life of the option/SSAR to determine volatility assumptions for stock-based compensation prior to 2012. Beginning with 2012 volatility is calculated using a combination of peer companies (50%) and ACCO Brands' historic volatility (50%). The weighted average expected option/SSAR term reflects the application of the simplified method, which defines the life as the average of the contractual term of the option/SSAR and the weighted average vesting period for all option tranches. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. Forfeitures are estimated at the time of grant in order to calculate the amount of share-based payment awards ultimately expected to vest. The forfeiture rate is based on historical rates.

A summary of the changes in stock options/SSARs outstanding under the Company’s stock compensation plans during the year ended December 31, 2012 is presented below:

	Number Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2011	6,108,456	$12.23
Granted	698,526	$11.83
Exercised	(297,446)	$1.58
Lapsed	(1,630,983)	$20.28
Outstanding at December 31, 2012	4,878,553	$10.12	3.2 years	$9.7	million
Exercisable shares at December 31, 2012	3,796,756	$9.95	2.4 years	$9.7	million
Options/SSARs vested or expected to vest	4,814,335	$10.12	3.1 years	$9.7	million

We received cash of $0.2 million and $0.1 million from the exercise of stock options for the years ended December 31, 2012 and 2011, respectively. The aggregate intrinsic value of options exercised during the years ended December 31, 2012 and 2011,

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

were not significant. No stock options were exercised in 2010. The aggregate intrinsic value of SSARs exercised during the years ended December 31, 2012, 2011 and 2010 totaled $2.5 million, $3.0 million and $2.1 million, respectively. The fair value of options and SSARs vested during the years ended December 31, 2012, 2011 and 2010 was $1.0 million, $0.6 million and $1.1 million, respectively. As of December 31, 2012, we had unrecognized compensation expense related to stock options of $3.7 million, which will be recognized over a weighted-average period of 2.1 years.

Stock Unit Awards

The ACCO Brands Corporation 2011 Amended and Restated ACCO Brands Corporation Incentive Plan provides for stock based awards in the form of RSUs, PSUs, incentive and non-qualified stock options, and stock appreciation rights, any of which may be granted alone or with other types of awards and dividend equivalents. RSUs vest over a pre-determined period of time, generally three to four years from the date of grant. Stock-based compensation expense for the years ended December 31, 2012, 2011 and 2010 includes $0.9 million, $0.6 million and $0.7 million, respectively, of expense related to RSUs granted to non-employee directors, which became fully vested on the grant date. PSUs also vest over a pre-determined period of time, minimally three years, but are further subject to the achievement of certain business performance criteria in future periods. Based upon the level of achieved performance, the number of shares actually awarded can vary from 0% to 150% of the original grant.

There were 1,428,592 RSUs outstanding at December 31, 2012. All outstanding RSUs as of December 31, 2012 vest within four years of their date of grant. Also outstanding at December 31, 2012 were 1,571,005 PSUs. All outstanding PSUs as of December 31, 2012 vest at the end of their respective performance periods subject to achievement of the performance targets associated with such awards. Upon vesting, all of the remaining PSU awards will be converted into the right to receive one share of common stock of the Company for each unit that vests. The cost of these awards is determined using the fair value of the shares on the date of grant, and compensation expense is generally recognized over the period during which the employees provide the requisite service to the Company. We generally recognize compensation expense for our PSU awards ratably over the performance period based on management’s judgment of the likelihood that performance measures will be attained. We generally recognize compensation expense for our RSU awards ratably over the service period.

A summary of the changes in the stock unit awards outstanding under our equity compensation plans during 2012 is presented below:

	Stock Units	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2011	2,391,360	$8.80
Granted	1,536,779	$11.54
Vested	(453,831)	$11.11
Forfeited and cancelled	(474,711)	$9.25
Outstanding at December 31, 2012	2,999,597	$9.78

The weighted-average grant date fair value of our stock unit awards was $11.54, $8.73, and $7.06 for the years ended December 31, 2012, 2011 and 2010, respectively. The fair value of stock unit awards that vested during the years ended December 31, 2012, 2011 and 2010 was $5.0 million, $2.5 million and $1.3 million, respectively. As of December 31, 2012, the Company had unrecognized compensation expense related to RSUs and PSUs of $7.2 million and $7.8 million, respectively. The unrecognized compensation expense related to RSUs and PSUs will be recognized over a weighted-average period of 2.3 years and 1.8 years, respectively.

We will satisfy the requirement for delivering the common shares for stock-based plans by issuing new shares.

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

7. Inventories

Inventories are stated at the lower of cost or market value. The components of inventories were as follows:

	December 31,
(in millions of dollars)	2012	2011
Raw materials	$40.1	$23.9
Work in process	5.4	3.6
Finished goods	220.0	170.2
Total inventories	$265.5	$197.7

8. Property, Plant and Equipment

Property, plant and equipment, net consisted of:

	December 31,
(in millions of dollars)	2012	2011
Land and improvements	$27.5	$13.6
Buildings and improvements to leaseholds	151.3	115.5
Machinery and equipment	379.2	321.7
Construction in progress	33.4	12.5
	591.4	463.3
Less: accumulated depreciation	(317.8)	(316.1)
Property, plant and equipment, net(1)	$273.6	$147.2

(1)
Net property, plant and equipment as of December 31, 2012 and 2011 contained $26.9 million and $24.9 million of computer software assets, which are classified within machinery and equipment and construction in progress. Amortization of software costs was $8.4 million, $9.5 million and $10.1 million for the years ended December 31, 2012, 2011 and 2010, respectively.

9. Goodwill and Identifiable Intangible Assets
Goodwill
Changes in the net carrying amount of goodwill by segment were as follows:

(in millions of dollars)	ACCO Brands North America		ACCO Brands International		Computer Products Group	Total

Balance at December 31, 2010	$78.0	(1)	$52.1	(1)	$6.8	$136.9
Translation	(0.2)		(1.7)		—	(1.9)
Balance at December 31, 2011	77.8		50.4		6.8	135.0
Mead C&OP acquisition	318.7		144.7		—	463.4
Translation	(0.2)		(8.8)		—	(9.0)
Balance at December 31, 2012	$396.3		$186.3		$6.8	$589.4
Goodwill	$527.2		$270.5		$6.8	$804.5
Accumulated impairment losses	(130.9)		(84.2)		—	(215.1)
Balance at December 31, 2012	$396.3		$186.3		$6.8	$589.4

(1)
We implemented certain organizational changes in conjunction with the Merger. Effective as of the second quarter of 2012, our former ACCO Brands Americas segment became ACCO Brands North America as the pre-acquisition Latin America

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

business was moved into the ACCO Brands International segment. Goodwill associated with our legacy ACCO Brands Latin America business is therefore now included in the ACCO Brands International segment.

The authoritative guidance on goodwill and other intangible assets requires that goodwill be tested for impairment at a reporting unit level. We have determined that our reporting units are ACCO Brands North America, ACCO Brands International and Computer Products Group segments. We test goodwill for impairment annually and whenever events or circumstances make it more likely than not that an impairment may have occurred. During 2012, we adopted ASU No. 2011-08, Intangibles - Goodwill and Other (Topic 350): Testing Goodwill for Impairment. ASU No. 2011-08 permits entities to first assess qualitative factors to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test included in U.S. GAAP. Entities are not required to calculate the fair value of a reporting unit unless they determine that it is more likely than not that the fair value is less than the carrying amount. We concluded that it was not necessary to apply the traditional two-step fair value quantitative impairment test in ASC 350 to any of our reporting units in 2012. When applying a fair-value-based test, if it is determined to be required, the fair value of a reporting unit is compared to its carrying value. If the fair value of a reporting unit exceeds the carrying value of the net assets assigned to a reporting unit, goodwill is considered not impaired and no further testing is required. If the carrying value of the net assets assigned to a reporting unit exceeds the fair value of a  reporting unit, the second step of the impairment test is performed in order to determine the implied fair value of a reporting unit’s goodwill. Determining the implied fair value of goodwill requires valuation of a reporting unit’s tangible and intangible assets and liabilities in a manner similar to the allocation of purchase price in a business combination. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, goodwill is deemed impaired and is written down to the extent of the difference. Based upon our most recent annual qualitative impairment test completed during 2012, it is not more likely than not that the fair value of the reporting units goodwill is less than their carrying amounts.

Goodwill has been recorded on our balance sheet related to the Merger and represents the excess of the cost of the acquisition when compared to the fair value estimate of the net assets acquired on May 1, 2012 (the date of the Merger). See Note 3, Acquisitions, for details on the preliminary calculation of the goodwill acquired in the Merger with Mead C&OP.
Given the current economic environment and the uncertainties regarding the impact on our business, there can be no assurance that our estimates and assumptions made for purposes of our impairment testing in 2012 will prove to be accurate predictions of the future. If our assumptions regarding forecasted revenue or margin growth rates are not achieved, we may be required to record additional impairment charges in future periods, whether in connection with our next annual impairment testing in the second quarter of 2013 or prior to that, if any such change constitutes a triggering event outside of the quarter from when the annual impairment test is performed. It is not possible at this time to determine if any such future impairment charge would result or, if it does, whether such charge would be material.
Identifiable Intangibles
The identifiable intangible assets of $543.2 million acquired in the Merger with Mead C&OP include trade names and customer relationships and were recorded at their fair values. The values assigned were based on the estimated future discounted cash flows attributable to the asset. These future cash flows were estimated based on the historical cash flows and then adjusted for anticipated future changes, primarily expected changes in sales volume or price. We have assigned an indefinite life to certain trade names, which include the Five Star®, Mead®, Tilibra and Hilroy brands, based on the Company's intention to use these trade names for an indefinite period of time and the expected sustainability of brands and the product categories and cash flows with which they are associated. Each of the named brands has a long history of high brand recognition in the markets that it serves, has significant market share in the product categories in which it competes and has demonstrated strong historical financial performance.

The customer relationships and certain trade names will be amortized on an accelerated basis. Definite-lived trade names and customer relationships are expected to be amortized over lives ranging from 10 to 15 years from the Merger date of May 1, 2012.

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

The allocations of the acquired identifiable intangibles acquired in the Merger are as follows:

(in millions of dollars)	Estimated Fair Value	Estimated Average Remaining Useful Life
Trade names - indefinite lived	$415.3	Indefinite
Trade names - finite lived	50.3	10-15 years
Customer relationships	77.6	10-15 years
	$543.2
As of June 1, 2012, $21.4 million of the value previously assigned to one of our legacy indefinite-lived trade names was changed to an amortizable intangible asset. The change was made in respect of decisions regarding our future use of the trade name. We commenced amortizing the trade name in June of 2012 on a prospective basis over a life of 30 years.
The gross carrying value and accumulated amortization by class of identifiable intangible assets as of December 31, 2012 and 2011 are as follows:

	December 31, 2012					December 31, 2011
(in millions of dollars)	Gross Carrying Amounts		Accumulated Amortization		Net Book Value	Gross Carrying Amounts		Accumulated Amortization		Net Book Value
Indefinite-lived intangible assets:
Trade names	$524.9		$(44.5)	(1)	$480.4	$138.2	(2)	$(44.5)	(1)	$93.7
Amortizable intangible assets:
Trade names	130.9	(2)	(36.7)		94.2	58.0		(27.8)		30.2
Customer and contractual relationships	103.7		(32.7)		71.0	26.1		(21.5)		4.6
Patents/proprietary technology	10.4		(9.4)		1.0	10.4		(8.5)		1.9
Subtotal	245.0		(78.8)		166.2	94.5		(57.8)		36.7
Total identifiable intangibles	$769.9		$(123.3)		$646.6	$232.7		$(102.3)		$130.4

(1)	Accumulated amortization prior to the adoption of authoritative guidance on goodwill and other intangible assets, at which time further amortization ceased.

(2)	A trade name with a gross carrying value of $21.4 million has been reclassified to amortizable intangible assets effective in the second quarter of 2012.
The Company’s intangible amortization was $19.9 million, $6.3 million and $6.7 million for the years ended December 31, 2012, 2011 and 2010, respectively.
Estimated amortization expense for amortizable intangible assets for the next five years is as follows:

(in millions of dollars)	2013	2014	2015	2016	2017
Estimated amortization expense	$24.7	$22.2	$19.9	$17.5	$14.3

Actual amounts of amortization expense may differ from estimated amounts due to changes in foreign currency exchange rates, additional intangible asset acquisitions, impairment of intangible assets, accelerated amortization of intangible assets and other events.

10. Restructuring

During the year 2012, we initiated cost savings plans related to the consolidation and integration of the recently acquired Mead C&OP business. The most significant of these plans relates to our dated goods business and includes the 2013 closure of a manufacturing and distribution facility in East Texas, Pennsylvania and relocation of its activities to other facilities within the Company. We have also committed to certain cost savings plans that are expected to improve the efficiency and effectiveness of our U.S. and European businesses, which are independent of any plans related to our acquisition of the Mead C&OP business.

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

During the year ended December 31, 2012, the Company recorded restructuring charges of $24.3 million. No new restructuring initiatives were expensed in the years ended December 31, 2011 or 2010.

A summary of the activity in the restructuring accounts and a reconciliation of the liability for the year ended December 31, 2012 is as follows:

(in millions of dollars)	Balance at December 31, 2011	Provision/ (Income)	Cash Expenditures	Non-cash Items/ Currency Change	Balance at December 31, 2012
Employee termination costs	$0.3	$24.0	$(9.2)	$0.1	$15.2
Termination of lease agreements	0.7	(0.1)	(0.4)	—	0.2
Other	—	0.1	(0.1)	—	—
Sub-total	1.0	24.0	(9.7)	0.1	15.4
Asset impairments/net loss on disposal of assets resulting from restructuring activities	0.2	0.3	(0.3)	(0.2)	—
Total restructuring liability	$1.2	$24.3	$(10.0)	$(0.1)	$15.4

Management expects the $15.2 million employee termination costs balance to be substantially paid within the next 12 months. Cash payments associated with lease termination costs of $0.2 million are expected to be paid within the next six months.

Not included in the restructuring table above is a $0.1 million net gain on the sale of a manufacturing facility and certain assets in the U.K. The sale, which occurred during the second quarter of 2012, generated net cash proceeds of $2.7 million. The gain on sale has been recognized our Consolidated Statements of Operations in selling, general and administrative expenses.

A summary of the activity in the restructuring accounts and a reconciliation of the liability for the year ended December 31, 2011 is as follows:

(in millions of dollars)	Balance at December 31, 2010	Provision/ (Income)	Cash Expenditures	Non-cash Items/ Currency Change	Balance at December 31, 2011
Employee termination costs	$2.2	$(0.6)	$(1.4)	$0.1	$0.3
Termination of lease agreements	3.0	(0.5)	(1.9)	0.1	0.7
Sub-total	5.2	(1.1)	(3.3)	0.2	1.0
Asset impairments/net loss on disposal of assets resulting from restructuring activities	—	0.4	(0.1)	(0.1)	0.2
Total restructuring liability	$5.2	$(0.7)	$(3.4)	$0.1	$1.2

A summary of the activity in the restructuring accounts and a reconciliation of the liability for the year ended December 31, 2010 is as follows:

(in millions of dollars)	Balance at December 31, 2009	Provision/ (Income)	Cash Expenditures	Non-cash Items/ Currency Change	Balance at December 31, 2010
Employee termination costs	$8.0	$(1.5)	$(3.9)	$(0.4)	$2.2
Termination of lease agreements	4.4	0.2	(1.5)	(0.1)	3.0
Sub-total	12.4	(1.3)	(5.4)	(0.5)	5.2
Asset impairments/net loss on disposal of assets resulting from restructuring activities	—	0.8	—	(0.8)	—
Total restructuring liability	$12.4	$(0.5)	$(5.4)	$(1.3)	$5.2

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

In addition to the restructuring described above, in the first quarter of 2011 we initiated plans to rationalize our European operations. The associated costs primarily relate to employee terminations, which were accounted for as regular business expenses and were largely offset by associated savings realized during the remainder of the 2011 year. These costs totaled $4.5 million during the year ended December 31, 2011 and are included within advertising, selling, general and administrative expenses in the Consolidated Statements of Operations.

A summary of the activity in the rationalization charges and a reconciliation of the liability for the year ended December 31, 2011 is as follows:

(in millions of dollars)	Balance at December 31, 2010	Provision	Cash Expenditures	Non-cash Items/ Currency Change	Balance at December 31, 2011
Employee termination costs	$—	$4.5	$(4.2)	$0.1	$0.4

The $0.4 million of employee termination costs remaining as of December 31, 2011 were paid in 2012.

11. Income Taxes
The components of income (loss) before income taxes from continuing operations are as follows:

(in millions of dollars)	2012	2011	2010
Domestic operations	$(94.9)	$(48.6)	$(38.5)
Foreign operations	90.5	91.5	77.0
Total	$(4.4)	$42.9	$38.5
The reconciliation of income taxes computed at the U.S. federal statutory income tax rate to our effective income tax rate for continuing operations is as follows:

(in millions of dollars)	2012	2011	2010
Income tax at U.S. statutory rate	$(1.5)	$15.0	$13.5
State, local and other tax, net of federal benefit	(0.6)	(1.3)	(0.8)
U.S. effect of foreign dividends and earnings	23.7	11.6	4.9
Unrealized foreign currency (loss) gain on intercompany debt	(7.7)	0.9	8.6
Foreign income taxed at a lower effective rate	(7.2)	(7.7)	(6.7)
(Decrease) increase in valuation allowance	(145.1)	5.4	15.7
U.S. effect of capital gain	11.0	—	—
Correction of deferred tax error on foreign subsidiary	0.8	—	(2.8)
Change in prior year tax estimates	(0.4)	1.0	(1.3)
Miscellaneous	5.6	(0.6)	(0.4)
Income taxes as reported	$(121.4)	$24.3	$30.7
Effective tax rate	NM	56.6%	79.7%

For 2012, we recorded an income tax benefit from continuing operations of $121.4 million on a loss before taxes of $4.4 million. The tax benefit for 2012 is primarily due to the $145.1 million release of certain valuation allowances.

We continually review the need for establishing or releasing valuation allowances on our deferred tax attributes. Due to the acquisition of Mead C&OP in the second quarter of 2012, we analyzed our need for maintaining valuation reserves against the expected U.S. future tax benefits. Based on our analysis we determined that there existed sufficient evidence in the form of future taxable income from the combined operations to release $126.1 million of the valuation allowance that had been previously recorded against the U.S. deferred income tax assets. The resulting deferred tax assets are comprised principally of net operating loss carryforwards that are expected to be fully realized within the expiration period and other temporary differences. Also, as part

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

of this ongoing review, valuation allowances were released in certain foreign jurisdictions in the amount of $19.0 million, primarily during the second quarter of 2012, due to the sustained profitability of these businesses.

For the year ended December 31, 2011, income tax expense from continuing operations was $24.3 million on income before taxes of $42.9 million. For 2010, we recorded income tax expense from continuing operations of $30.7 million on income before taxes of $38.5 million. The high effective rates for 2011 and 2010 of 56.6% and 79.7% are due to increases in the valuation allowance of $5.4 million, net of a $2.8 million reversal of a valuation reserve in the U.K., and $15.7 million, respectively. Therefore no tax benefit was being provided on losses incurred in the U.S. and certain foreign jurisdictions where valuation allowances were recorded against certain tax benefits. Also contributing to the high effective tax rate for 2010 was an $8.6 million expense recorded to reflect the income tax impact of foreign currency fluctuations on an intercompany debt obligation, partially offset by the benefit of the $2.8 million out-of-period adjustment.

The effective tax rates for discontinued operations were 25.6%, 13.4% and 29.6% in 2012, 2011 and 2010, respectively. The lower rate in 2011 reflects the benefit of the goodwill tax basis and prior year capital loss carryforwards that reduced the taxable gain on the sale of GBC Fordigraph in Australia.

The U.S. federal statute of limitations remains open for the years 2009 and forward. Foreign and U.S. state jurisdictions have statutes of limitations generally ranging from 3 to 5 years. Years still open to examination by foreign tax authorities in major jurisdictions include Australia (2008 forward), Brazil (2007 forward), Canada (2006 forward) and the U.K. (2010 forward). We are currently under examination in various foreign jurisdictions.

The components of the income tax expense from continuing operations are as follows:

(in millions of dollars)	2012	2011	2010
Current expense
Federal and other	$6.0	$0.3	$0.6
Foreign	27.1	19.8	18.1
Total current income tax expense	33.1	20.1	18.7
Deferred (benefit) expense
Federal and other	(129.5)	4.9	4.8
Foreign	(25.0)	(0.7)	7.2
Total deferred income tax (benefit) expense	(154.5)	4.2	12.0
Total income tax (benefit) expense	$(121.4)	$24.3	$30.7

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

The components of deferred tax assets (liabilities) are as follows:

(in millions of dollars)	2012	2011
Deferred tax assets
Compensation and benefits	$15.6	$14.7
Pension	38.5	34.2
Inventory	5.8	5.4
Other reserves	18.0	7.2
Accounts receivable	6.0	3.7
Capital loss carryforwards	—	10.3
Foreign tax credit carryforwards	20.5	20.5
Net operating loss carryforwards	135.2	129.3
Miscellaneous	6.3	3.3
Gross deferred income tax assets	245.9	228.6
Valuation allowance	(55.4)	(204.3)
Net deferred tax assets	190.5	24.3
Deferred tax liabilities
Depreciation	(27.3)	(2.0)
Identifiable intangibles	(257.4)	(73.0)
Unrealized foreign currency gain on intercompany debt	(3.3)	(10.6)
Gross deferred tax liabilities	(288.0)	(85.6)
Net deferred tax liabilities	$(97.5)	$(61.3)
Deferred income taxes are not provided on certain undistributed earnings of foreign subsidiaries that are expected to be permanently reinvested in those companies, which aggregate to approximately $586 million and $517 million as of December 31, 2012 and at 2011, respectively. If these amounts were distributed to the U.S., in the form of a dividend or otherwise, we would be subject to additional U.S. income taxes. Determination of the amount of unrecognized deferred income tax liabilities on these earnings is not practicable.
At December 31, 2012, $404.5 million of net operating loss carryforwards are available to reduce future taxable income of domestic and international companies. These loss carryforwards expire in the years 2013 through 2031 or have an unlimited carryover period.
We recognize interest and penalties related to unrecognized tax benefits as a component of income taxes in our results of operations. As of December 31, 2012, we have accrued $1.4 million for interest and penalties on unrecognized tax benefits.
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(in millions of dollars)	2012	2011	2010
Balance at beginning of year	$5.5	$5.7	$6.0
Additions for tax positions of prior years	2.0	0.1	0.2
Reductions for tax positions of prior years	(1.5)	(0.2)	(0.5)
Settlements	—	(0.1)	—
Mead C&OP acquisition	50.3	—	—
Balance at end of year	$56.3	$5.5	$5.7

As of December 31, 2012 the amount of unrecognized tax benefits increased to $56.3 million, of which $51.6 million would affect our effective tax rate, if recognized. We expect the amount of unrecognized tax benefits to change within the next twelve months, but these changes are not expected to have a significant impact on our results of operations or financial position. None of the positions included in the unrecognized tax benefit relate to tax positions for which the ultimate deductibility is highly certain, but for which there is uncertainty about the timing of such deductibility.

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Income Tax Assessment

In connection with our May 1, 2012 acquisition of Mead C&OP, we assumed all of the tax liabilities for the acquired foreign operations. In December of 2012, the Federal Revenue Department of the Ministry of Finance of Brazil ("FRD") issued a tax assessment against our newly acquired indirect subsidiary, Tilibra Produtos de Papelaria Ltda. ("Tilibra"), which challenged the goodwill recorded in connection with the 2004 acquisition of Tilibra. This assessment denied the deductibility of that goodwill from Tilibra's taxable income for the year 2007. The assessment seeks payment of approximately R$26.9 million ($13.2 million based on current exchange rates) of tax, penalties and interest.

In January of 2013, Tilibra filed a protest disputing the tax assessment at the first administrative level of appeal within the FRD. We believe that we have meritorious defenses and intend to vigorously contest this matter, however, there can be no assurances that we will ultimately prevail. We are in the early stages of the process to challenge the FRD's tax assessment, and the ultimate outcome will not be determined until the Brazilian tax appeal process is complete, which is expected to take many years. In addition, Tilibra's 2008-2012 tax years remain open and subject to audit, and there can be no assurances that we will not receive additional tax assessments regarding the goodwill deducted for the Tilibra acquisition for one or more of those years, which could increase the Company's exposure to a total of approximately $44.5 million (based on current exchange rates), including interest and penalties which have accumulated to date. If the FRD's initial position is ultimately sustained, the amount assessed would adversely affect our reported cash flow in the year of settlement.

Because there is no settled legal precedent on which to base a definitive opinion as to whether we will ultimately prevail, the Company considers the outcome of this dispute to be uncertain. Since it is not more likely than not that we will prevail, in the fourth quarter of 2012, we recorded a reserve in the amount of $44.5 million in consideration of this matter, of which $43.3 million was recorded as an adjustment to the allocation of the purchase price for the fair value of non-current liabilities assumed as of the acquisition date and was recorded as an increase to goodwill. In addition, the Company will continue to accrue interest related to this matter until such time as the outcome is known or until evidence is presented that we are more likely than not to prevail. During 2012, the Company accrued $1.2 million of additional interest that has accumulated since the date of the acquisition as a charge to current income tax expense.

12. Earnings per Share

Total outstanding shares as of December 31, 2012 and 2011 were 113.1 million and 55.5 million, respectively. The calculation of basic earnings per common share is based on the weighted average number of common shares outstanding in the year, or period, over which they were outstanding. Our calculation of diluted earnings per common share assumes that any common shares outstanding were increased by shares that would be issued upon exercise of those stock units for which the average market price for the period exceeds the exercise price; less, the shares that could have been purchased by the Company with the related proceeds, including compensation expense measured but not yet recognized, net of tax.

(in millions)	2012	2011	2010
Weighted-average number of common shares outstanding — basic	94.1	55.2	54.8
Stock options	0.1	0.1	0.1
Stock-settled stock appreciation rights	0.9	1.7	2.1
Restricted stock units	1.0	0.6	0.2
Adjusted weighted-average shares and assumed conversions — diluted	96.1	57.6	57.2

Awards of shares representing approximately 5.4 million, 4.3 million and 4.1 million as of December 31, 2012, 2011 and 2010, respectively, of potentially dilutive shares of common stock were outstanding and are not included in the computation of dilutive earnings per share as their effect would have been anti-dilutive because their exercise prices were higher than the average market price during the period.

13. Derivative Financial Instruments
We are exposed to various market risks, including changes in foreign currency exchange rates and interest rate changes. We enter into financial instruments to manage and reduce the impact of these risks, not for trading or speculative purposes. The counterparties to these financial instruments are major financial institutions. We continually monitor our foreign currency exposures in order to maximize the overall effectiveness of our foreign currency hedge positions. Principal currencies hedged include the

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

U.S. dollar, Euro, Australian dollar, Canadian dollar and Pound sterling. We are subject to credit risk, which relates to the ability of counterparties to meet their contractual payment obligations or the potential non-performance by counterparties to financial instrument contracts. Management continues to monitor the status of our counterparties and will take action, as appropriate, to further manage our counterparty credit risk. There are no credit contingency features in our derivative financial instruments.
On the date in which we enter into a derivative, the derivative is designated as a hedge of the identified exposure. We measure the effectiveness of our hedging relationships both at hedge inception and on an ongoing basis.

Forward Currency Contracts
We enter into forward foreign currency contracts to reduce the effect of fluctuating foreign currencies, primarily on foreign denominated inventory purchases and intercompany loans. The majority of the Company’s exposure to local currency movements is in Europe, Australia, Canada, Brazil, Mexico and Japan.
Forward currency contracts are used to hedge foreign denominated inventory purchases for Europe, Australia, Canada and Japan and are designated as cash flow hedges. Unrealized gains and losses on these contracts for inventory purchases are deferred in other comprehensive income (loss) until the contracts are settled and the underlying hedged transactions are recognized, at which time the deferred gains or losses will be reported in the “Cost of products sold” line in the Consolidated Statements of Operations. As of December 31, 2012 and December 31, 2011, the Company had cash flow designated foreign exchange contracts outstanding with a U.S. dollar equivalent notional value of $85.0 million and $71.9 million, respectively.
Forward currency contracts used to hedge foreign denominated intercompany loans are not designated as hedging instruments. Gains and losses on these derivative instruments are recognized within "Other expense, net" in the Consolidated Statements of Operations and are largely offset by the changes in the fair value of the hedged item. The periods of the forward foreign exchange contracts correspond to the periods of the hedged transactions, and do not extend beyond 2013. As of December 31, 2012 and 2011, we have undesignated foreign exchange contracts outstanding with a U.S. dollar equivalent notional value of $90.4 million and $75.6 million, respectively.
The following table summarizes the fair value of our derivative financial instruments as of December 31, 2012 and 2011, respectively.

	Fair Value of Derivative Instruments
	Derivative Assets			Derivative Liabilities
(in millions of dollars)	Balance Sheet Location	December 31, 2012	December 31, 2011	Balance Sheet Location	December 31, 2012	December 31, 2011
Derivatives designated as hedging instruments:
Foreign exchange contracts	Other current assets	$0.7	$3.0	Other current liabilities	$0.6	$0.2
Derivatives not designated as hedging instruments:
Foreign exchange contracts	Other current assets	0.5	0.8	Other current liabilities	0.2	1.2
Total derivatives		$1.2	$3.8		$0.8	$1.4

The following tables summarizes the pre-tax effect of the Company’s derivative financial instruments on the Consolidated Statements of Operations for the years ended December 31, 2012, 2011 and 2010 respectively.

	The Effect of Derivative Instruments in Cash Flow Hedging Relationships on the Consolidated Statements of Operations for the Years Ended December 31,
	Amount of Gain (Loss) Recognized in OCI (Effective Portion)			Location of (Gain) Loss Reclassified from OCI to Income	Amount of (Gain) Loss Reclassified from AOCI to Income (Effective Portion)
(in millions of dollars)	2012	2011	2010		2012	2011	2010
Cash flow hedges:
Foreign exchange contracts	(0.2)	$(0.3)	$(3.1)	Cost of products sold	$(1.9)	$4.4	$0.8

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

	The Effect of Derivatives Not Designated as Hedging Instruments on the Consolidated Statements of Operations
	Location of (Gain) Loss Recognized in Income on Derivatives	Amount of (Gain) Loss Recognized in Income year ended December 31,
(in millions of dollars)		2012	2011	2010
Foreign exchange contracts	Other expense, net	$2.3	$0.9	$(1.8)

14. Fair Value of Financial Instruments

In establishing a fair value, there is a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The basis of the fair value measurement is categorized in three levels, in order of priority, as described below:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities
Level 2	Unadjusted quoted prices in active markets for similar assets or liabilities, or
Unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or
Inputs other than quoted prices that are observable for the asset or liability
Level 3	Unobservable inputs for the asset or liability

We utilize the best available information in measuring fair value. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

We have determined that our financial assets and liabilities are Level 2 in the fair value hierarchy. The following table sets forth our financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2012 and 2011, respectively:

(in millions of dollars)	December 31, 2012	December 31, 2011
Assets:
Forward currency contracts	$1.2	$3.8
Liabilities:
Forward currency contracts	$0.8	$1.4

Our forward currency contracts are included in "Other current assets" or "Other current liabilities" and mature within 12 months. The forward foreign currency exchange contracts are primarily valued based on the foreign currency spot and forward rates quoted by the banks or foreign currency dealers. As such, these derivative instruments are classified within Level 2.

The fair values of cash and cash equivalents, notes payable to banks, accounts receivable and accounts payable approximate carrying amounts due principally to their short maturities. The carrying amount of total debt was $1,072.1 million and $669.0 million and the estimated fair value of total debt was $1,097.5 million and $727.2 million at December 31, 2012 and 2011, respectively. The fair values are determined from quoted market prices, where available, and from investment bankers using current interest rates considering credit ratings and the remaining terms of maturity.

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

15. Accumulated Other Comprehensive Income (Loss)
Comprehensive income is defined as net income (loss) and other changes in stockholders’ equity from transactions and other events from sources other than stockholders. The components of, and changes in, accumulated other comprehensive income (loss) were:

(in millions of dollars)	Derivative Financial Instruments	Foreign Currency Adjustments	Unrecognized Pension and Other Post-retirement Benefit Costs	Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2010	$(1.5)	$(2.1)	$(82.5)	$(86.1)
Changes during the year (net of taxes of $3.1)	3.7	(15.0)	(33.6)	(44.9)
Balance at December 31, 2011	2.2	(17.1)	(116.1)	(131.0)
Changes during the year (net of taxes of $6.3)	(2.1)	(10.9)	(12.1)	(25.1)
Balance at December 31, 2012	$0.1	$(28.0)	$(128.2)	$(156.1)

16. Information on Business Segments

In conjunction with the Merger during the second quarter of 2012, we realigned our Americas and International segments. The pre-acquisition Latin America business has been moved into the International segment along with Mead C&OP's Brazilian operations. Our Computer Products Group was unaffected by the realignment or the Merger.

Our three business segments are described below.

ACCO Brands North America and ACCO Brands International

On May 1, 2012, we implemented certain organizational changes in our business segments in conjunction with the Merger with Mead C&OP. Effective as of the second quarter of 2012, the Company's former ACCO Brands Americas segment became ACCO Brands North America as the Company's pre-acquisition Latin America business was moved into the ACCO Brands International segment. These two segments manufacture, source and sell traditional office products, school supplies, calendar products and document finishing solutions. ACCO Brands North America comprises the U.S. and Canada, and ACCO Brands International comprises the rest of the world, principally Europe, Australia, Latin America and Asia-Pacific. Prior periods have been restated for comparability.

As discussed in Note 1, Basis of Presentation, during the second quarter of 2011 the Company sold GBC Fordigraph which was formerly part of the ACCO Brands International segment and is included in the financial statement caption “Discontinued Operations.” The ACCO Brands International segment is now presented on a continuing operations basis excluding GBC Fordigraph.

Our office, school and calendar product lines use name brands such as: AT-A-GLANCE®, Day-Timer®, Five Star®, GBC®, Hilroy®, Marbig, Mead®, NOBO, Quartet®, Rexel, Swingline®, Tilibra®, Wilson Jones® and many others. Products and brands are not confined to one channel or product category and are sold based on end-user preference in each geographic location. We manufacture approximately 50% of our products, and specify and source approximately 50% of our products, mainly from Asia. The majority of our office products, such as stapling, binding and laminating equipment and related consumable supplies, shredders and whiteboards, are used by businesses. Most of these end-users purchase their products from our customers, which include commercial contract stationers, mass merchandisers, retail superstores, wholesalers, resellers, mail order and internet catalogs, club stores and dealers. We also supply some of our products directly to large commercial and industrial end-users. For all of our products, historically, we have targeted the premium end of the product categories in which we compete. However, we also supply private label products for our customers and provide machine maintenance and certain repair services. Our school products include notebooks, folders, decorative calendars, and stationery products. We distribute our school products primarily through traditional and online retail mass market, grocery, drug and office superstore channels. Our calendar products are sold throughout all channels where we sell office or school products, and we also sell calendar products direct to consumers.

The customer base to which we sell our products is mainly made up of large global and regional resellers of our products. Mass and retail channels mainly sell to individual consumers but also to small businesses. Office superstores mainly sell to

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

commercial customers but also to individual consumers at their retail stores. As a result, there is no clear correlation between product, consumer or distribution channel. We also sell to commercial contract stationers, wholesalers, distributors, mail order and internet catalogs, and independent dealers. Over half of our product sales by our customers are to business end-users, who generally seek premium products that have added value or ease-of-use features and a reputation for reliability, performance and professional appearance. Some of our document finishing products are sold directly to high-volume end-users and commercial reprographic centers.

Computer Products Group

The Computer Products Group designs, distributes, markets and sells accessories for laptop and desktop computers and tablets and smartphones. These accessories primarily include security products, iPad® covers and keypads, smartphone accessories, power adapters, input devices such as mice, laptop computer carrying cases, hubs, docking stations and ergonomic devices. The Computer Products Group sells mostly under the Kensington®, Microsaver® and ClickSafe® brand names, with the majority of its revenue coming from the U.S. and Western Europe.

All of our computer products are manufactured to our specifications by third-party suppliers, principally in Asia, and are stored and distributed from our regional facilities. Our computer products are sold primarily to consumer electronics retailers, information technology value-added resellers, original equipment manufacturers and office products retailers.

Financial information by reportable segment is set forth below.

Net sales by business segment for the years ended December 31, 2012, 2011 and 2010 are as follows:

(in millions of dollars)	2012	2011	2010
ACCO Brands North America	$1,028.2	$623.1	$631.6
ACCO Brands International	551.2	505.0	476.0
Computer Products Group	179.1	190.3	177.0
Net sales	$1,758.5	$1,318.4	$1,284.6

Operating income by business segment for the years ended December 31, 2012, 2011 and 2010 are as follows (a):

(in millions of dollars)	2012	2011	2010
ACCO Brands North America	$86.2	$37.4	$44.2
ACCO Brands International	62.0	58.9	43.6
Computer Products Group	35.9	47.1	43.0
Segment operating income	184.1	143.4	130.8
Corporate	(44.8)	(28.2)	(21.1)
Operating income	139.3	115.2	109.7
Interest expense, net	89.3	77.2	78.3
Equity in earnings of joint ventures	(6.9)	(8.5)	(8.3)
Other expense, net	61.3	3.6	1.2
Income (loss) from continuing operations before income tax	$(4.4)	$42.9	$38.5

(a)
Operating income as presented in the segment table above is defined as i) net sales; ii) less cost of products sold; iii) less advertising, selling, general and administrative expenses; iv) less amortization of intangibles; and v) less restructuring.

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Segment assets:

The following table presents the measure of segment assets used by the Company’s chief operating decision maker.

	December 31,
	2012	2011
(in millions of dollars)
ACCO Brands North America (b)	$505.1	$272.9
ACCO Brands International (b)	486.4	282.2
Computer Products Group (b)	90.3	85.5
Total segment assets	1,081.8	640.6
Unallocated assets	1,424.5	468.9
Corporate (b)	1.4	7.2
Total assets	$2,507.7	$1,116.7

(b)
Represents total assets, excluding: goodwill and identifiable intangibles resulting from business acquisitions, intercompany balances, cash, deferred taxes, prepaid pension assets, prepaid debt issuance costs and joint ventures accounted for on an equity basis.

As a supplement to the presentation of segment assets presented above, the table below presents segment assets, including the allocation of identifiable intangible assets and goodwill resulting from business combinations.

	December 31,
(in millions of dollars)	2012	2011
ACCO Brands North America (c)	$1,398.6	$433.4
ACCO Brands International (c)	814.3	372.2
Computer Products Group (c)	104.8	100.4
Total segment assets	2,317.7	906.0
Unallocated assets	188.6	203.5
Corporate (c)	1.4	7.2
Total assets	$2,507.7	$1,116.7

(c)	Represents total assets, excluding: intercompany balances, cash, deferred taxes, prepaid pension assets, prepaid debt issuance costs and joint ventures accounted for on an equity basis.

Property, plant and equipment, net by geographic region are as follows:

	December 31,
(in millions of dollars)	2012	2011
U.S.	$141.0	$76.2
Brazil	62.1	—
U.K.	22.7	23.8
Australia	17.1	17.5
Other countries	30.7	29.7
Property, plant and equipment	$273.6	$147.2

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Net sales by geographic region for the years ended December 31, 2012, 2011 and 2010 are as follows (d):

(in millions of dollars)	2012	2011	2010
U.S.	$959.2	$621.3	$633.0
Canada	160.8	105.2	97.8
Australia	133.4	143.0	137.0
Brazil	118.9	—	—
UK	98.0	115.6	107.3
Other countries	288.2	333.3	309.5
Net sales	$1,758.5	$1,318.4	$1,284.6

(d)	Net sales are attributed to geographic areas based on the location of the selling company.

Major Customers

Sales to the Company’s five largest customers totaled $716.2 million, $508.2 million and $496.4 million in the years ended December 31, 2012, 2011 and 2010, respectively. Sales to Staples, our largest customer, were $236.3 million (13%), $175.9 million (13%) and $166.8 million (13%) in the years ended December 31, 2012, 2011 and 2010, respectively. Sales to our second largest customer were $138.9 million (11%) and $141.0 million (11%) in the years ended December 31, 2011 and 2010, respectively. Sales to no other customer exceeded 10% of annual sales.

A significant percentage of our sales are to customers engaged in the office products resale industry. Concentration of credit risk with respect to trade accounts receivable is partially mitigated because a large number of geographically diverse customers make up each operating companies’ domestic and international customer base, thus spreading the credit risk. At December 31, 2012, and 2011, our top five trade account receivables totaled $184.3 million and $116.0 million, respectively.

17. Joint Venture Investments

Summarized below is aggregated financial information for the Company’s joint ventures, Pelikan-Artline Pty Ltd and Neschen GBC Graphics Films, LLC ("Neschen"), which are accounted for under the equity method. Accordingly, we record our proportionate share of earnings or losses on the line entitled “Equity in earnings of joint ventures” in the Consolidated Statements of Operations. Our share of the net assets of the joint ventures are included within “Other assets” in the Condensed Consolidated Balance Sheets.

	Year Ended December 31,
(in millions of dollars)	2012	2011	2010
Net sales	$161.9	$165.6	$151.8
Gross profit	95.6	94.6	85.8
Operating income	24.7	24.3	23.0
Net income	17.4	16.9	16.3

	December 31,
(in millions of dollars)	2012	2011
Current assets	$80.7	$94.3
Non-current assets	36.9	37.1
Current liabilities	34.2	40.0
Non-current liabilities	12.8	16.7

During the fourth quarter of 2012 we recorded an impairment charge of $1.9 million related to our investment in Neschen. We have committed to pursue an exit strategy in regards to Neschen, due to significant excess capacity and other opportunities to

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

reduce the cost of products that we have historically sourced from Neschen. Neschen reported net sales of $8.3 million and net income of $0.1 million for the year ended December 31, 2012.

18. Commitments and Contingencies

Pending Litigation

In connection with our May 1, 2012 acquisition of Mead C&OP, we assumed all of the tax liabilities for the acquired foreign operations. In December of 2012, the Federal Revenue Department of the Ministry of Finance of Brazil ("FRD") issued a tax assessment against our newly acquired indirect subsidiary, Tilibra Produtos de Papelaria Ltda. ("Tilibra"), which challenged the goodwill recorded in connection with the 2004 acquisition of Tilibra. This assessment denied the deductibility of that goodwill from Tilibra's taxable income for the year 2007. The assessment seeks a payment of approximately R$26.9 million ($13.2 million based on current exchange rates) of tax, penalties and interest.

In January of 2013, Tilibra filed a protest disputing the tax assessment at the first administrative level of appeal within the FRD. We believe that we have meritorious defenses and intend to vigorously contest this matter, however, there can be no assurances that we will ultimately prevail. We are in the early stages of the process to challenge the FRD's tax assessment, and the ultimate outcome will not be determined until the Brazilian tax appeal process is complete, which is expected to take many years. In addition, Tilibra's 2008-2012 tax years remain open and subject to audit, and there can be no assurances that we will not receive additional tax assessments regarding the goodwill deducted for the Tilibra acquisition for one or more of those years, which could increase the Company's exposure to a total of approximately $44.5 million (based on current exchange rates), including interest and penalties which have accumulated to date. If the FRD's initial position is ultimately sustained, the amount assessed would adversely affect our reported cash flow in the year of settlement.

Because there is no settled legal precedent on which to base a definitive opinion as to whether we will ultimately prevail, the Company considers the outcome of this dispute to be uncertain. Since it is not more likely than not that we will prevail, in the fourth quarter of 2012, we recorded a reserve in the amount of $44.5 million in consideration of this matter. In addition, the Company will continue to accrue interest related to this matter until such time as the outcome is known or until evidence is presented that we are more likely than not to prevail.

There are various other claims, lawsuits and pending actions against us incidental to our operations. It is the opinion of management that the ultimate resolution of these matters will not have a material adverse effect on our consolidated financial position, results of operations or cash flows. However, we can make no assurances that we will ultimately be successful in our defense of any of these matters.

Lease Commitments

Future minimum rental payments for all non-cancelable operating leases (reduced by minor amounts from subleases) at December 31, 2012 are as follows:

(in millions of dollars)
2013	$21.0
2014	18.3
2015	15.7
2016	13.7
2017	11.8
Remainder	48.4
Total minimum rental payments	$128.9
Total rental expense reported in our statement of operations for all non-cancelable operating leases (reduced by minor amounts for subleases) amounted to $22.3 million, $21.7 million and $23.2 million for the years ended December 31, 2012, 2011 and 2010, respectively.

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Unconditional Purchase Commitments
Future minimum payments under unconditional purchase commitments, primarily for inventory purchase commitments at December 31, 2012 are as follows:

(in millions of dollars)
2013	$89.4
2014	8.1
2015	8.1
2016	8.1
2017	8.0
Thereafter	—
$121.7
Environmental
We are subject to laws and regulations relating to the protection of the environment. While it is not possible to quantify with certainty the potential impact of actions regarding environmental matters, particularly remediation and other compliance efforts that our subsidiaries may undertake in the future, in the opinion of management, compliance with the present environmental protection laws, before taking into account any estimated recoveries from third parties, will not have a material adverse effect upon the results of operations, cash flows or financial condition of the Company.

19. Discontinued Operations

During the second quarter of 2011, we sold GBC Fordigraph to The Neopost Group. The Australia-based business was formerly part of the ACCO Brands International segment and is included in the financial statements as discontinued operations. GBC Fordigraph represented $45.9 million in annual net sales for the year ended December 31, 2010. We received final proceeds of $52.9 million during 2011, inclusive of working capital adjustments and selling costs. In connection with this transaction, in 2011, the Company recorded a gain on sale of $41.9 million ($36.8 million after- tax).

Also included in discontinued operations are residual costs of our commercial print finishing business, which was sold during the second quarter of 2009. During the twelve months ended December 31, 2012, the Company recorded additional costs related to a legal settlement and to ongoing legal disputes of $2.0 million related to its former commercial print finishing business.

The operating results and financial position of discontinued operations are as follows:

(in millions, except per share data)	2012	2011	2010
Operating Results:
Net sales	$—	$19.9	$45.9
Income from operations before income taxes(1)	—	2.5	6.6
Gain (loss) on sale before income taxes	(2.1)	41.5	(0.1)
Provision (benefit) for income taxes	(0.5)	5.9	1.9
Income (loss) from discontinued operations	$(1.6)	$38.1	$4.6
Per share:
Basic income (loss) from discontinued operations	$(0.02)	$0.69	$0.08
Diluted income (loss) from discontinued operations	$(0.02)	$0.66	$0.08

(1)	During the fourth quarter of 2010, we completed the sale of a property formerly occupied by our commercial print finishing business, resulting in a gain on sale of $1.7 million.

Litigation-related accruals of $2.4 million and $1.1 million related to discontinued operations are included in other current liabilities as of December 31, 2012 and 2011, respectively. Of the $2.4 million accrued at December 31, 2012, $1.1 million was paid in January of 2013.

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

20. Quarterly Financial Information (Unaudited)
The following is an analysis of certain items in the consolidated statements of operations by quarter for 2012 and 2011:

(in millions of dollars, except per share data)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2012
Net sales	$288.9	$438.7	$501.2	$529.7
Gross profit	79.8	124.3	151.2	178.1
Operating income	4.0	11.6	56.4	67.3
Income (loss) from continuing operations	(17.3)	94.2	55.2	(15.1)
Loss from discontinued operations, net of income taxes	(0.1)	—	—	(1.5)
Net income (loss)	$(17.4)	$94.2	$55.2	$(16.6)
Basic income (loss) per share:
Income (loss) from continuing operations	$(0.31)	$1.00	$0.49	$(0.13)
Loss from discontinued operations	$—	$—	$—	$(0.01)
Net income (loss)	$(0.31)	$1.00	$0.49	$(0.15)
Diluted income (loss) per share:
Income (loss) from continuing operations	$(0.31)	$0.98	$0.48	$(0.13)
Loss from discontinued operations	$—	$—	$—	$(0.01)
Net income (loss)	$(0.31)	$0.98	$0.48	$(0.15)
2011
Net sales	$298.4	$330.2	$339.1	$350.7
Gross profit	85.2	101.4	103.2	109.4
Operating income	13.3	30.6	35.4	35.9
Income (loss) from continuing operations	(9.0)	6.3	11.9	9.4
Income (loss) from discontinued operations, net of income taxes	0.9	37.4	(0.2)	—
Net income (loss)	$(8.1)	$43.7	$11.7	$9.4
Basic income (loss) per share:
Income (loss) from continuing operations	$(0.16)	$0.11	$0.22	$0.17
Income (loss) from discontinued operations	$0.02	$0.68	$—	$—
Net income (loss)	$(0.15)	$0.79	$0.21	$0.17
Diluted income (loss) per share:
Income (loss) from continuing operations	$(0.16)	$0.11	$0.21	$0.16
Income (loss) from discontinued operations	$0.02	$0.64	$—	$—
Net income (loss)	$(0.15)	$0.75	$0.20	$0.16

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

21. Condensed Consolidating Financial Information
Certain of the Company’s 100% owned domestic subsidiaries are required to jointly and severally, fully and unconditionally guarantee the 6.75% Senior Unsecured Notes that are due in the year 2020. For further information on the guarantee see Note 4, Long-term Debt and Short-term Borrowings. Rather than filing separate financial statements for each guarantor subsidiary with the Securities and Exchange Commission, the Company has elected to present the following consolidating financial statements, which detail the results of operations and cash flows for the years ended December 31, 2012, 2011 and 2010 and financial position as of December 31, 2012 and 2011 of the Company and its guarantor and non-guarantor subsidiaries (in each case carrying investments under the equity method), and the eliminations necessary to arrive at the reported amounts included in the consolidated financial statements of the Company.

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Condensed Consolidating Balance Sheets

	December 31, 2012
(in millions of dollars)	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$12.1	$(3.0)	$40.9	$—	$50.0
Accounts receivable, net	—	193.9	304.8	—	498.7
Inventories	—	133.7	131.8	—	265.5
Receivables from affiliates	7.9	148.5	88.4	(244.8)	—
Deferred income taxes	18.1	—	13.0	—	31.1
Other current assets	1.0	13.0	15.0	—	29.0
Total current assets	39.1	486.1	593.9	(244.8)	874.3
Property, plant and equipment, net	0.3	140.7	132.6	—	273.6
Deferred income taxes	—	—	36.4	—	36.4
Goodwill	—	400.6	188.8	—	589.4
Identifiable intangibles, net	57.7	434.3	154.6	—	646.6
Other non-current assets	16.3	16.6	54.5	—	87.4
Investment in, long term receivable from affiliates	1,248.0	869.0	441.0	(2,558.0)	—
Total assets	$1,361.4	$2,347.3	$1,601.8	$(2,802.8)	$2,507.7
Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable to banks	$—	$—	$1.2	$—	$1.2
Current portion of long-term debt	—	0.1	—	—	0.1
Accounts payable	—	76.5	75.9	—	152.4
Accrued compensation	4.7	16.8	16.5	—	38.0
Accrued customer programs liabilities	—	63.8	55.2	—	119.0
Accrued interest	0.2	6.1	—	—	6.3
Other current liabilities	12.3	44.9	55.2	—	112.4
Payables to affiliates	28.5	191.8	245.0	(465.3)	—
Total current liabilities	45.7	400.0	449.0	(465.3)	429.4
Long-term debt	401.6	647.4	21.8	—	1,070.8
Long-term notes payable to affiliates	178.2	26.7	373.0	(577.9)	—
Deferred income taxes	93.8	—	71.2	—	165.0
Pension and post-retirement benefit obligations	1.8	60.9	57.1	—	119.8
Other non-current liabilities	1.1	13.9	68.5	—	83.5
Total liabilities	722.2	1,148.9	1,040.6	(1,043.2)	1,868.5
Stockholders’ equity:
Common stock	1.1	448.0	315.5	(763.5)	1.1
Treasury stock	(2.5)	—	—	—	(2.5)
Paid-in capital	2,018.5	1,192.0	347.6	(1,539.6)	2,018.5
Accumulated other comprehensive loss	(156.1)	(68.9)	(52.2)	121.1	(156.1)
Accumulated deficit	(1,221.8)	(372.7)	(49.7)	422.4	(1,221.8)
Total stockholders’ equity	639.2	1,198.4	561.2	(1,759.6)	639.2
Total liabilities and stockholders’ equity	$1,361.4	$2,347.3	$1,601.8	$(2,802.8)	$2,507.7

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

 Condensed Consolidating Balance Sheets

	December 31, 2011
(in millions of dollars)	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$62.0	$(1.2)	$60.4	$—	$121.2
Accounts receivable, net	—	90.6	178.9	—	269.5
Inventories	—	97.5	100.2	—	197.7
Receivables from affiliates	19.7	0.8	66.9	(87.4)	—
Deferred income taxes	2.4	—	5.2	—	7.6
Other current assets	5.5	9.3	12.1	—	26.9
Total current assets	89.6	197.0	423.7	(87.4)	622.9
Property, plant and equipment, net	0.6	75.6	71.0	—	147.2
Deferred income taxes	1.0	—	15.7	—	16.7
Goodwill	—	70.5	64.5	—	135.0
Identifiable intangibles, net	57.8	50.3	22.3	—	130.4
Other non-current assets	13.7	5.2	45.6	—	64.5
Investment in, long term receivable from affiliates	727.8	869.7	441.0	(2,038.5)	—
Total assets	$890.5	$1,268.3	$1,083.8	$(2,125.9)	$1,116.7
Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Current portion of long-term debt	$0.1	$0.1	$—	$—	$0.2
Accounts payable	—	52.6	74.5	—	127.1
Accrued compensation	1.7	9.6	12.9	—	24.2
Accrued customer programs liabilities	—	23.4	43.4	—	66.8
Accrued interest	20.2	—	—	—	20.2
Other current liabilities	3.3	21.3	43.0	—	67.6
Payables to affiliates	9.0	259.4	262.1	(530.5)	—
Total current liabilities	34.3	366.4	435.9	(530.5)	306.1
Long-term debt	668.5	0.3	—	—	668.8
Long-term notes payable to affiliates	178.2	16.4	—	(194.6)	—
Deferred income taxes	64.1	—	21.5	—	85.6
Pension and post-retirement benefit obligations	5.1	54.7	46.3	—	106.1
Other non-current liabilities	2.2	4.8	5.0	—	12.0
Total liabilities	952.4	442.6	508.7	(725.1)	1,178.6
Stockholders’ (deficit) equity:
Common stock	0.6	448.0	316.4	(764.4)	0.6
Treasury stock	(1.7)	—	—	—	(1.7)
Paid-in capital	1,407.4	921.9	347.7	(1,269.6)	1,407.4
Accumulated other comprehensive loss	(131.0)	(65.8)	(29.8)	95.6	(131.0)
Accumulated deficit	(1,337.2)	(478.4)	(59.2)	537.6	(1,337.2)
Total stockholders’ (deficit) equity	(61.9)	825.7	575.1	(1,400.8)	(61.9)
Total liabilities and stockholders’(deficit) equity	$890.5	$1,268.3	$1,083.8	$(2,125.9)	$1,116.7

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Condensed Consolidating Statement of Operations

	Year Ended December 31, 2012
(in millions of dollars)	Parent	Guarantors	Non- Guarantors	Eliminations	Consolidated
Unaffiliated sales	$—	$959.2	$799.3	$—	$1,758.5
Affiliated sales	—	17.3	4.1	(21.4)	—
Net sales	—	976.5	803.4	(21.4)	1,758.5
Cost of products sold	—	687.7	558.8	(21.4)	1,225.1
Gross profit	—	288.8	244.6	—	533.4
Advertising, selling, general and administrative expenses	46.6	172.9	130.4	—	349.9
Amortization of intangibles	0.1	15.3	4.5	—	19.9
Restructuring charges	—	20.2	4.1	—	24.3
Operating income (loss)	(46.7)	80.4	105.6	—	139.3
Expense (income) from affiliates	(1.3)	(24.6)	25.9	—	—
Interest expense, net	61.4	28.2	(0.3)	—	89.3
Equity in (earnings) losses of joint ventures	—	1.9	(8.8)	—	(6.9)
Other expense (income), net	59.7	3.3	(1.7)	—	61.3
Income (loss) from continuing operations before income taxes and earnings of wholly owned subsidiaries	(166.5)	71.6	90.5	—	(4.4)
Income tax benefit	(121.1)	(0.2)	(0.1)	—	(121.4)
Income (loss) from continuing operations	(45.4)	71.8	90.6	—	117.0
Income (loss) from discontinued operations, net of income taxes	0.5	(1.4)	(0.7)	—	(1.6)
Income (loss) before earnings of wholly owned subsidiaries	(44.9)	70.4	89.9	—	115.4
Earnings of wholly owned subsidiaries	160.3	79.0	—	(239.3)	—
Net income	$115.4	$149.4	$89.9	$(239.3)	$115.4

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Condensed Consolidating Statement of Operations

	Year Ended December 31, 2011
(in millions of dollars)	Parent	Guarantors	Non- Guarantors	Eliminations	Consolidated
Unaffiliated sales	$—	$621.3	$697.1	$—	$1,318.4
Affiliated sales	—	18.9	5.9	(24.8)	—
Net sales	—	640.2	703.0	(24.8)	1,318.4
Cost of products sold	—	471.6	472.4	(24.8)	919.2
Gross profit	—	168.6	230.6	—	399.2
Advertising, selling, general and administrative expenses	30.4	126.6	121.4	—	278.4
Amortization of intangibles	0.1	3.5	2.7	—	6.3
Restructuring income	—	—	(0.7)	—	(0.7)
Operating income (loss)	(30.5)	38.5	107.2	—	115.2
Expense (income) from affiliates	(1.1)	(23.4)	24.5	—	—
Interest expense, net	67.4	9.8	—	—	77.2
Equity in (earnings) losses of joint ventures	—	0.5	(9.0)	—	(8.5)
Other expense (income), net	3.1	0.6	(0.1)	—	3.6
Income (loss) from continuing operations before income taxes and earnings of wholly owned subsidiaries	(99.9)	51.0	91.8	—	42.9
Income tax expense	6.0	—	18.3	—	24.3
Income (loss) from continuing operations	(105.9)	51.0	73.5	—	18.6
Income (loss) from discontinued operations, net of income taxes	—	(0.4)	38.5	—	38.1
Income (loss) before earnings of wholly owned subsidiaries	(105.9)	50.6	112.0	—	56.7
Earnings of wholly owned subsidiaries	162.6	103.3	—	(265.9)	—
Net income	$56.7	$153.9	$112.0	$(265.9)	$56.7

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Condensed Consolidating Statement of Operations

	Year Ended December 31, 2010
(in millions of dollars)	Parent	Guarantors	Non- Guarantors	Eliminations	Consolidated
Unaffiliated sales	$—	$632.9	$651.7	$—	$1,284.6
Affiliated sales	—	18.5	5.2	(23.7)	—
Net sales	—	651.4	656.9	(23.7)	1,284.6
Cost of products sold	—	473.6	452.1	(23.7)	902.0
Gross profit	—	177.8	204.8	—	382.6
Advertising, selling, general and administrative expenses	22.8	131.5	112.4	—	266.7
Amortization of intangibles	0.1	3.8	2.8	—	6.7
Restructuring income	—	(0.4)	(0.1)	—	(0.5)
Operating income (loss)	(22.9)	42.9	89.7	—	109.7
Expense (income) from affiliates	(1.2)	(18.4)	19.6	—	—
Interest expense, net	67.5	10.2	0.6	—	78.3
Equity in (earnings) losses of joint ventures	—	0.3	(8.6)	—	(8.3)
Other expense (income), net	(0.2)	0.3	1.1	—	1.2
Income (loss) from continuing operations before income taxes and earnings of wholly owned subsidiaries	(89.0)	50.5	77.0	—	38.5
Income tax expense (benefit)	6.5	(0.4)	24.6	—	30.7
Income (loss) from continuing operations	(95.5)	50.9	52.4	—	7.8
Income from discontinued operations, net of income taxes	—	0.6	4.0	—	4.6
Income (loss) before earnings of wholly owned subsidiaries	(95.5)	51.5	56.4	—	12.4
Earnings of wholly owned subsidiaries	107.9	47.8	—	(155.7)	—
Net income	$12.4	$99.3	$56.4	$(155.7)	$12.4

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Condensed Consolidating Statement of Cash Flows

	Year Ended December 31, 2012
(in millions of dollars)	Parent	Guarantors	Non-Guarantors	Consolidated
Net cash provided (used) by operating activities	$(156.0)	$137.5	$11.0	$(7.5)
Investing activities:
Additions to property, plant and equipment	—	(22.4)	(7.9)	(30.3)
Assets acquired	—	—	—	—
Proceeds (payments) from the sale of discontinued operations	—	2.1	(0.6)	1.5
Proceeds from the disposition of assets	—	—	3.1	3.1
Cost of acquisition, net of cash acquired	(429.5)	—	32.0	(397.5)
Net cash (used) provided by investing activities	(429.5)	(20.3)	26.6	(423.2)
Financing activities:
Intercompany financing	775.6	(777.4)	1.8	—
Net dividends	53.3	27.3	(80.6)	—
Proceeds from long-term debt	545.0	690.0	35.0	1,270.0
Repayments of long-term debt	(816.2)	(42.8)	(13.0)	(872.0)
Borrowings of short-term debt, net	—	—	1.2	1.2
Payments of debt issuance costs	(21.5)	(16.1)	(0.9)	(38.5)
Net payments for exercise of stock options	(0.6)	—	—	(0.6)
Net cash provided (used) by financing activities	535.6	(119.0)	(56.5)	360.1
Effect of foreign exchange rate changes on cash	—	—	(0.6)	(0.6)
Net decrease in cash and cash equivalents	(49.9)	(1.8)	(19.5)	(71.2)
Cash and cash equivalents:
Beginning of the period	62.0	(1.2)	60.4	121.2
End of the period	$12.1	$(3.0)	$40.9	$50.0

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Condensed Consolidating Statement of Cash Flows

	Year Ended December 31, 2011
(in millions of dollars)	Parent	Guarantors	Non-Guarantors	Consolidated
Net cash provided (used) by operating activities	$(95.5)	$66.6	$90.7	$61.8
Investing activities:
Additions to property, plant and equipment	—	(6.6)	(6.9)	(13.5)
Assets acquired	—	(0.6)	(0.8)	(1.4)
Proceeds from the sale of discontinued operations	—	0.4	53.1	53.5
Proceeds from the disposition of assets	—	—	1.4	1.4
Net cash provided (used) by investing activities	—	(6.8)	46.8	40.0
Financing activities:
Intercompany financing	111.9	(94.8)	(17.1)	—
Net dividends	69.2	34.3	(103.5)	—
Proceeds from long-term debt	—	—	0.1	0.1
Repayments of long-term debt	(62.9)	(0.1)	—	(63.0)
Net payments for exercise of stock options	(0.2)	—	—	(0.2)
Net cash provided (used) by financing activities	118.0	(60.6)	(120.5)	(63.1)
Effect of foreign exchange rate changes on cash	—	—	(0.7)	(0.7)
Net increase (decrease) in cash and cash equivalents	22.5	(0.8)	16.3	38.0
Cash and cash equivalents:
Beginning of the period	39.5	(0.4)	44.1	83.2
End of the period	$62.0	$(1.2)	$60.4	$121.2

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Condensed Consolidating Statement of Cash Flows

	Year Ended December 31, 2010
(in millions of dollars)	Parent	Guarantors	Non- Guarantors	Consolidated
Net cash provided (used) by operating activities:	$(87.6)	$60.5	$82.0	$54.9
Investing activities:
Additions to property, plant and equipment	—	(5.3)	(7.3)	(12.6)
Assets acquired	—	(1.1)	—	(1.1)
Proceeds (payments) from the sale of discontinued operations	—	(4.1)	0.4	(3.7)
Proceeds from the disposition of assets	—	1.7	0.8	2.5
Net cash used by investing activities	—	(8.8)	(6.1)	(14.9)
Financing activities:
Intercompany financing	110.9	(80.1)	(30.8)	—
Net dividends	1.4	29.6	(31.0)	—
Proceeds from long-term debt	1.5	—	—	1.5
Repayments of long-term debt	—	(0.1)	(0.1)	(0.2)
Repayments of short-term debt	—	—	(0.5)	(0.5)
Payments for debt issuance costs	(0.8)	—	—	(0.8)
Net payments for exercise of stock options	(0.1)	—	—	(0.1)
Net cash provided (used) by financing activities	112.9	(50.6)	(62.4)	(0.1)
Effect of foreign exchange rate changes on cash	—	—	(0.3)	(0.3)
Net increase in cash and cash equivalents	25.3	1.1	13.2	39.6
Cash and cash equivalents:
Beginning of the period	14.2	(1.5)	30.9	43.6
End of the period	$39.5	$(0.4)	$44.1	$83.2

ACCO Brands Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

22. Subsequent Event

On March 31, 2013, the Company completed an internal legal entity restructuring (the “Restructuring”), resulting in the elimination of its legal entity subsidiaries, Mead Products, Mead Direct Response, Inc. (“MDRI”) and Day-Timers, Inc. (“DTI”), and the integration and consolidation of their respective business operations into the Company's chief U.S. operating company, ACCO Brands USA LLC (“ACCO USA”) a wholly-owned subsidiary of ACCO Brands Corporation. As part of the Restructuring: (a) Mead Products transferred to ACCO USA substantially all of its operating assets and liabilities (excluding, among certain other assets, all of its intellectual property assets and all of its obligations and liabilities under (i) the Credit Agreement, dated as of March 26, 2012, by and among the Company, Barclays Bank PLC, as administrative agent, Bank of Montreal, as multi-currency administrative agent, and certain other borrowers and lenders party thereto from time to time, and (ii) the 6.75% Senior Notes due 2020, issued under the Indenture, dated as of April 30, 2012, by and among the Company, Mead Products, Wells Fargo Bank, National Association, as trustee, and the guarantors party thereto from time to time; and (b) DTI transferred to the Company all of its intellectual property assets (collectively, the “Asset and Liability Transfers”). Immediately following the effectiveness of the Asset and Liability Transfers on March 31, 2013: Mead Products merged with and into the Company, with the Company being the surviving legal entity of the merger; and DTI and MDRI each merged with and into ACCO USA, with ACCO USA being the surviving legal entity of each merger. As a result of the Restructuring the debt carried on Mead Products, including the 6.75% Senior Unsecured Notes, were transfered to ACCO Brands Corporation effective March 31, 2013.

ACCO Brands Corporation
VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
SCHEDULE II

Allowances for Doubtful Accounts
Changes in the allowances for doubtful accounts were as follows:

	Year Ended December 31,
(in millions of dollars)	2012	2011	2010
Balance at beginning of year	$5.1	$5.2	$6.9
Additions charged to expense	2.2	1.4	3.3
Deductions—write offs	(3.0)	(1.3)	(5.3)
Mead C&OP acquisition	2.1	—	—
Foreign exchange changes	0.1	(0.2)	0.3
Balance at end of year	$6.5	$5.1	$5.2
Allowances for Sales Returns and Discounts
Changes in the allowances for sales returns and discounts were as follows:

	Year Ended December 31,
(in millions of dollars)	2012	2011	2010
Balance at beginning of year	$7.7	$9.2	$9.8
Additions charged to expense	41.0	41.6	31.8
Deductions—returns	(41.6)	(43.1)	(32.1)
Mead C&OP acquisition	2.8	—	—
Foreign exchange changes	0.7	—	(0.3)
Balance at end of year	$10.6	$7.7	$9.2
Allowances for Cash Discounts
Changes in the allowances for cash discounts were as follows:

	Year Ended December 31,
(in millions of dollars)	2012	2011	2010
Balance at beginning of year	$1.1	$1.2	$1.2
Additions charged to expense	16.4	11.0	11.3
Deductions—discounts taken	(16.0)	(11.0)	(11.1)
Mead C&OP acquisition	0.6	—	—
Foreign exchange changes	0.1	(0.1)	(0.2)
Balance at end of year	$2.2	$1.1	$1.2

ACCO Brands Corporation
VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
SCHEDULE II (Continued)

Warranty Reserves
Changes in the reserve for warranty claims were as follows:

	Year Ended December 31,
(in millions of dollars)	2012	2011	2010
Balance at beginning of year	$2.7	$3.1	$2.8
Provision for warranties issued	3.3	3.0	3.2
Settlements made (in cash or in kind)	(3.2)	(3.4)	(2.9)
Balance at end of year	$2.8	$2.7	$3.1
Income Tax Valuation Allowance
Changes in the deferred tax valuation allowances were as follows:

	Year Ended December 31,
(in millions of dollars)	2012	2011	2010
Balance at beginning of year	$204.3	$193.2	$188.9
Charges/(credits) to expense	(145.1)	5.4	15.7
Charged to other accounts	(4.3)	7.0	(7.6)
Foreign exchange changes	0.5	(1.3)	(3.8)
Balance at end of year	$55.4	$204.3	$193.2

See accompanying report of independent registered public accounting firm.